                                                                    Exhibit 10.3

                                Dated 3 June 2008

                                     Between

                                SOCIETE GENERALE

         as Arranger, Facility Agent, Security Agent and Original Lender

                                  WGN (GER) LLC
                                   as Borrower

                              UP TO EUR 23,200,000
                              FACILITIES AGREEMENT
                  RELATING TO THE ACQUISITION OF PROPERTIES IN
                         NAGOLD AND WALDASCHAFF, GERMANY

                                    CONTENTS

CLAUSE                                                                      PAGE
------                                                                      ----
1.  Definitions and Interpretation.......................................      1
2.  The Facilities.......................................................     24
3.  Purpose..............................................................     24
4.  Conditions of Utilisation............................................     25
5.  Utilisation..........................................................     26
6.  Parallel Debt........................................................     28
7.  Repayment............................................................     29
8.  Prepayment and Cancellation..........................................     31
9.  Interest.............................................................     36
10. Interest Periods.....................................................     37
11. Changes to the calculation of interest...............................     38
12. Fees.................................................................     40
13. Tax Gross Up and Indemnities.........................................     40
14. Increased Costs......................................................     45
15. Other Indemnities....................................................     46
16. Mitigation...........................................................     48
17. Costs and Expenses...................................................     49
18. Representations......................................................     50
19. Information Undertakings.............................................     57
20. Tenant Covenant......................................................     60
21. Control Accounts.....................................................     60
22. General Undertakings.................................................     66
23. Property Undertakings................................................     76

24. Capex Undertakings...................................................     85
25. Events of Default....................................................     86
26. Changes to Finance Parties...........................................     92
27. Changes to the Borrower..............................................     96
28. Role of the Facility Agent, the Security Agent, the Arranger and the
       Servicer...........................................                    97
29. Conduct of business by the Finance Parties...........................    107
30. Sharing among the Finance Parties....................................    107
31. Payment Mechanics....................................................    109
32. Set-off..............................................................    111
33. Notices..............................................................    112
34. Confidentiality and Publicity........................................    113
35. Calculations and Certificates........................................    113
36. Partial invalidity...................................................    113
37. Remedies and Waivers.................................................    114
38. Amendments and Waivers...............................................    114
39. Counterparts.........................................................    115
40. Governing Law........................................................    115
41. Enforcement..........................................................    115
SCHEDULE 1 Original Lender...............................................
SCHEDULE 2 Conditions Precedent..........................................
SCHEDULE 3 Utilisation Request...........................................
SCHEDULE 4 Mandatory Cost Formula........................................
SCHEDULE 5 Timetable.....................................................
SCHEDULE 6 Annual Management Report......................................
SCHEDULE 7 Form of Transfer Certificate..................................
SCHEDULE 8 Form of Financial Covenants Compliance Certificate............
SCHEDULE 9 Reservations..................................................
SCHEDULE 10 Form of Fixed Rate Notice....................................

THIS AGREEMENT is dated 3 June 2008 and is made

BETWEEN:

(1) WGN (GER) LLC, a Delaware limited liability company formed in and validly existing under the laws of Delaware, having its registered offices at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 and its principal office at c/o W.P. Carey & Co. LLC, 50 Rockefeller Plaza, 2nd Floor, New York, New York 10020, U.S.A. (the "BORROWER");

(2) SOCIETE GENERALE, a credit institution, incorporated in and validly existing under the laws of France as a societe anonyme, registered with the Registre du commerce et des societes of Paris under number 552 120 222, having its registered office at 29, boulevard Haussmann, 75009 Paris, France as the mandated arranger of this Facility (the "ARRANGER");

(3) SOCIETE GENERALE as facility agent for the Finance Parties (the "FACILITY AGENT");

(4) SOCIETE GENERALE (ACTING THROUGH ITS FRANKFURT BRANCH HAVING ITS PLACE OF BUSINESS NEUE MAINZER STRASSE 46-50, 60311 FRANKFURT, GERMANY) as security agent for the Finance Parties (the "SECURITY AGENT"); and

(5)  THE PERSON SET OUT IN SCHEDULE 1 (ORIGINAL LENDER) (the "ORIGINAL LENDER").

IT IS AGREED as follows:

1.   DEFINITIONS AND INTERPRETATION

1.1  DEFINITIONS

     In each Finance Document (as defined below):

     "ACCOUNT BANK" means any of Societe Generale (acting through its Frankfurt branch), Bank of America or such other bank (acting through a German branch) with a short term credit rating of at least A-1+ from Standard & Poor's Rating Services, a division of The McGaw Hill Companies Inc., P1 (short term) and Aa3 (long-term) from Moody's Investors Service, Inc. and F1+ (short term) from Fitch Ratings Ltd..

     "ACCOUNT PLEDGE AGREEMENT" means each of the first ranking pledges (Pfandrechte) over the Control Account between the Borrower as pledgor and the Arranger, Facility Agent, Security Agent and Original Lender as original pledgees.

     "ACQUISITION FACILITY AVAILABILITY PERIOD" means the period starting from the opening of business in Frankfurt am Main, Germany, on the Signing Date to close of business in Frankfurt am Main, Germany, on 30 June 2008.

     "ACQUISITION COMMITMENT" means

     (a) in relation to an Original Lender, the amount set opposite its name under the heading "Acquisition Commitment" in Schedule 1 (Original Lender) and the amount of any other Acquisition Commitment transferred to it under this Agreement; and

     (b) in relation to any other Lender, the amount of any Acquisition Commitment transferred to it under this Agreement,

     to the extent not cancelled, increased, reduced or transferred by it under this Agreement.

     "ACQUISITION FACILITY" means the up to EUR 19,700,000 term loan facility made available under this Agreement as described in Clause 2 (The Facilities).

     "ACQUISITION FIXED RATE" means, in respect of an Acquisition Loan the fixed rate notified by the Facility Agent to the Borrower pursuant to the Fixed Rate Notice from the date of this Agreement until (and including) the Ultimate Final Repayment Date which rate shall be determined based on the seven (7) year Euroswap excluding the Margin.

     "ACQUISITION FIXED RATE NOTICE" means the letter dated on or about the date of this Agreement in substantially the form as set out in Schedule 9 (Form of Fixed Rate Notice) sent by the Facility Agent to the Borrower and acknowledged by the Borrower in writing and by which the Facility Agent notifies the Borrower of the fixed interest rate applicable to the Acquisition Loan.

     "ACQUISITION LOAN" means a loan made or to be made under the Acquisition Facility or the principal amount outstanding for the time being of that Loan.

     "ACQUISITION PROCEEDS" means the proceeds of a claim of the Borrower against any of the Sellers or any of its Affiliates (or any employee, office or adviser) in relation to the Sale and Purchase Agreement, other than where the Facility Agent is satisfied (acting in its reasonable discretion) that the proceeds of that claim will be applied within six (6) months of receipt in meeting or rectifying the liability, loss or defect in respect of which they are recovered (including, without limitation, reinstating, replacing or repairing the Properties).

     "ADDITIONAL COST RATE" has the meaning given to it in Schedule 4 (Mandatory Cost Formula).

     "AFFILIATE" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

     "ALL-IN-ACQUISITION COSTS" means the aggregate amount of the purchase price due and payable under the Sale and Purchase Agreement plus the expected costs and expenses arising under and in connection with the purchase of the Properties which in aggregate is expected to approximately EUR 38,600,000 exclusive of VAT on Transaction Costs.

     "ANNUAL MANAGEMENT REPORT" means an annual management report containing a current rent roll and a confirmation of whether, in the opinion of the Borrower, any Material Adverse Effect then exists, all substantially in the form set out in Schedule 6 (Annual Management Report).

     "AUTHORISATION" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

     "AVAILABLE COMMITMENT" means a Lender's Commitment minus

     (a)  the amount of its participation in any outstanding Loans; and

     (b) in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date (other than the proposed Utilisation).

     "BREAK COSTS" means the amount (if any) by which:

     (a) the interest (including Mandatory Costs (if any) and the aggregate amount of Margin in respect of the Acquisition Facility and the Capex Facility) until the next Interest Payment Date immediately following the date of receipt of such repayment which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the next Interest Payment Date immediately following the date of receipt of such repayment in respect of the Loans or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on such immediately following Interest Payment Date exceeds:

     (b) the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the European Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the next Interest Payment Date immediately following the date of receipt of such amount.

     "BUSINESS DAY" means a day (other than a Saturday or Sunday) on which banks are open for general business in Frankfurt am Main, Germany, and Paris, France.

     "BUSINESS PLAN" means the business plan for the ownership, financing, letting, management, refurbishment and sale of the Properties (including annual budgets) prepared by the

     Borrower dated 29 May 2008 satisfactory to and approved in writing by the Facility Agent and initialled for identification purposes by the Facility Agent and the Borrower.

     "CAPEX COMMITMENT" means

     (a) in relation to an Original Lender, the amount set opposite its name under the heading "Capex Commitment" in Schedule 1 (Original Lender) and the amount of any other Capex Commitment transferred to it under this Agreement; and

     (b) in relation to any other Lender, the amount of any Capex Commitment transferred to it under this Agreement,

     to the extent not cancelled, increased, reduced or transferred by it in accordance with this Agreement.

     "CAPEX COSTS" means the expenditure of capital nature incurred or to be incurred (as the context requires) by the Borrower in respect of the Nagold Property as set out and defined in the Wagon Automotive Nagold Lease Agreement related to the Nagold Property in an amount of up to EUR 7,000,000.

     "CAPEX DOCUMENT" means each or any document or agreement made between the Borrower and any other person in relation to Works together with any other document designated as such by the Facility Agent under this Agreement.

     "CAPEX FACILITY" means the up to EUR 3,500,000 term loan facility made available under this Agreement as described in Clause 2 (The Facilities).

     "CAPEX FACILITY AVAILABILITY PERIOD" means the period starting from the opening of business in Frankfurt am Main, Germany, on the Signing Date until the earlier of (i) the close of business in Frankfurt am Main, Germany, on 30 June 2011 and (ii) the Works Completion Date.

     "CAPEX FIXED RATE" means, in respect of a Capex Loan, the fixed rate notified by the Facility Agent to the Borrower pursuant to the Fixed Rate Notice from the earlier of (i) the close of business in Frankfurt am Main, Germany, on 30 June 2011 and (ii) the Works Completion Date, until the Ultimate Final Repayment Date, in each case excluding the Margin.

     "CAPEX FIXED RATE NOTICE" means the letter in substantially the form as set out in Schedule 9 (Form of Fixed Rate Notice) sent by the Facility Agent to the Borrower and acknowledged by the Borrower in writing and by which the Facility Agent notifies the Borrower of the fixed interest rate applicable to the Capex Loan.

     "CAPEX INITIAL INTEREST PAYMENT DATE" means the earliest of 30 March, 30 June, 30 September and 30 December immediately following date of the first Utilisation under the Capex Facility.

     "CAPEX LOAN" means a loan made or to be made under the Capex Facility or the principal amount outstanding for the time being of that Loan.

     "COMMITMENT" means an Acquisition Commitment or a Capex Commitment.

     "CONSTRUCTION CLAIM" means any claim, proceeding or investigation by any person in respect of any Construction Law.

     "CONSTRUCTION LAW" means any applicable law, which relates to the construction of real estate.

     "CONSTRUCTION PERMIT" means any Authorisation and the filing of any notification, report or assessment required under any Construction Law for the operation of the business of the Borrower conducted on or from the Properties.

     "CONTACT DETAIL LETTER" means the letter from the Facility Agent, dated on or about the date of this Agreement, addressed to and acknowledged by the Borrower setting out the details of the addresses of each party to a Finance Document.

     "CONTROL ACCOUNT" means the Proceeds Account and any account designated as a Control Account as agreed between the Facility Agent and the Borrower.

     "DEFAULT" means an Event of Default or a Potential Event of Default.

     "DELEGATE" means any delegate, agent, attorney or co-Security Agent appointed by the Security Agent.

     "DISPOSAL" means the disposal of

     (a)  a Borrower's interest in the whole or part of any Property; or

     (b)  the disposal of any shares in the Borrower.

     "DISPOSAL COSTS" means in relation to a Disposal, any direct third party costs and expenses (including any amount which represents applicable VAT and stamp duty land tax and/or stamp duty payable) reasonably and properly incurred by the Borrower or a Shareholder in connection with that Disposal approved in writing by the Facility Agent.

     "DISPOSAL PROCEEDS" means all sums paid or payable or any other consideration given or to be given in money or money's worth for the disposal of the Borrower's interest in all or part of the Properties or any of the Shareholders' disposal of its Shares held in the Borrower including (without limitation or double counting):

     (a)  all such sums and other consideration;

     (b) all compensation and damages received for any use or disturbance (enteignungsgleicher Eingriff) or compulsory purchase;

     (c) the cash value of any apportionment of any Rental Income or other sum given or made to any purchaser or other person upon such a disposal;

     (d)  the sum of any deposit paid upon exchange of contracts;

     (e) in the case of disposal of Shares in the Borrower an amount equal to any indebtedness owed by any Shareholder or its Subsidiaries required to be repaid in connection with or as a direct or indirect result of such disposal; and

     (f) any amount in respect of or which represents VAT chargeable in respect of any sum referred to in paragraphs (a) to (e) above.

     "DUE DILIGENCE REPORTS" means the due diligence reports of Ernst & Young, Paul Hastings LLP, Environ, Knight Frank and Colliers in relation to the Properties prepared on behalf of the Borrower.

     "EARLY MATURITY" means that an Early Maturity Event has occurred and an Early Maturity Notice has been sent by the Lender to the Borrower.

     "EARLY MATURITY EVENT" means any event or circumstance specified as such in Clause 8.3 (Early Maturity Event) after the giving of notice and/or the making of any determination under the Finance Documents.

     "EARLY MATURITY NOTICE" means a notice which the Facility Agent is entitled to send to the Borrower after occurrence of an Early Maturity Event according to Clause 8.3 (Early Maturity Event).

     "EARLY REPAYMENT DATE" means the 28 June 2013.

     "EBITDA" means ebitda as defined in clause 14.10 of the Lease Agreements and as published in the audited annual report of Wagon PLC.

     "EBITDA MARGIN" means the ratio of EBITDA on revenue or net sales as defined and published in the audited annual report of Wagon PLC.

     "ENGLISH SECURITY ASSIGNMENT AGREEMENT" means the assignment of any rights and claims arising out of and in connection with the Rental Guarantees entered into between the Borrower and the Security Agent.

     "ENVIRONMENTAL CLAIM" means any claim, proceeding or investigation by any person in respect of any Environmental Law.

     "ENVIRONMENTAL LAW" means any applicable law in any jurisdiction which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

     "ENVIRONMENTAL PERMIT" means any Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of the Borrower conducted on or from the Properties owned or used by the Borrower.

     "ENVIRONMENTAL REPORTS" means a 8 May 2008 Phase I Environmental Review of the Wagon Automotive Nagold GmbH facility located at Lise-Meitner-Strasse 10, Nagold, Germany prepared by ENVIRON, a January 2008 Phase I Environmental Site Assessment Review of the Wagon Automotive GmbH site located at Fabrikstrasse 6, 63857 Waldaschaff, Germany prepared by ENVIRON and a May 2008 Draft Phase II Soil, Soil Gas and Groundwater Investigation Report prepared by ENVIRON.

     "EURIBOR" means, in relation to a Loan or Unpaid Sum on which interest for a given period is to accrue:

     (a)  the applicable Screen Rate; or

     (b) if no Screen Rate is available for the Interest Period of a Loan or Unpaid Sum) the arithmetic mean of the rates (rounded upwards to four
          (4) decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European Interbank Market;

     as of the Specified Time on the Quotation Date for the offering of deposits in euro for a period comparable to the Interest Period of that Loan or Unpaid Sum.

     "EVENT OF DEFAULT" means any event or circumstance specified as such in Clause 25 (Events of Default) after the expiry of applicable grace periods, and/or the giving of notice.

     "EXISTING FUNDS" means Corporate Property Associates 14 Incorporated, Corporate Property Associates 15 Incorporated, Corporate Property Associates 16 - Global Incorporated and Corporate Property Associates 17 - Global Incorporated.

     "EXTENSION FEE" means the amount of EUR 100,000 to be paid ten (10) Business Days prior to the 30 March 2013.

     "FACILITY" means the Acquisition Facility or the Capex Facility.

     "FACILITY OFFICE" means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days' written notice) as the office or offices through which it shall perform its obligations under this Agreement.

     "FEE LETTER" means any letter or letters between the Arranger, the Facility Agent, the Security Agent and the Borrower setting out any of the fees referred to in Clause 12(Fees).

     "FINAL REPAYMENT DATE" means

     (a)  in case of Early Maturity, the Early Repayment Date; or

     (b)  the Ultimate Final Repayment Date.

     "FINANCE DOCUMENT" means each of:

     (a)  this Agreement;

     (b)  the Security Documents;

     (c)  the Mandate Letter;

     (d)  the Contact Detail Letter;

     (e)  each Transfer Certificate;

     (f)  each Fee Letter;

     (g)  each Utilisation Request; and

     (h) any document designated as such by the Facility Agent and the Borrower.

     "FINANCE PARTY" means each of the Facility Agent, the Arranger, the Security Agent and the Lenders.

     "FINANCIAL INDEBTEDNESS" means any indebtedness for or in respect of:

     (a)  moneys borrowed;

     (b) any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

     (c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes debentures, loan stock or any similar instrument;

     (d) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with generally accepted accounting principles applicable to the Borrower, be treated as a finance or capital lease;

     (e) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

     (f) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

     (g) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

     (h) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

     (i) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

     "FIXED RATE BREAKAGE AMOUNT" means any cost incurred by or any amount received by a Lender in respect of any arrangements entered into by such Lender with any counterparty (which may be a separate or internal entity or division of the Lender) for the purpose of fixing or enabling a Lender to fix the rate of interest payable on a Loan occurring as a result of the Borrower paying any sum due under a Loan or any part of it (or any other Secured Obligations) on any date other than its scheduled date for payment. Such Fixed Rate Breakage Amount shall equal the sum of the termination value, determined as of such date of early repayment, of a floating-to-fixed rate swap agreement between a fixed rate payer and a floating rate payer, such swap agreement to have:

     (a)  a notional amount of the amount of Loan pre-paid,

     (b)  a start date being,

          (i) in case of an Acquisition Loan, the Initial Utilisation Date and an end date being the Ultimate Final Repayment Date; and

          (ii) in case of a Capex Loan, the date on which the Capex Fixed Rate is determined and an end date being the Ultimate Final Repayment Date;

     (c)  a floating rate component equal to the three (3) month Euribor;

     (d)  a fixed rate component equal to the applicable Fixed Rate, and

     (e)  payment dates on the same dates as Interest Payment Dates.

     This value shall be determined by the Facility Agent in accordance with normal market practice.

     "FIXED RATE" means either the Acquisition Fixed Rate or the Capex Fixed
     Rate.

     "FULL OCCUPANCY" means that at least 90 % of the lettable space of the Properties are leased to the Tenants, any Affiliates of Wagon PLC or any tenants satisfactory to the Facility Agent.

     "GERMANY" means the Federal Republic of Germany.

     "GLOBAL ASSIGNMENT AGREEMENT" means the security assignment (Sicherungsabtretung) between the Borrower as assignor and the Security Agent as assignee of all of its present and future rights, including, without limitation, under or in connection with the Sale and Purchase Agreement, any future sale and purchase agreement, inter-company receivables, each Lease relating to the Properties, claims under or in connection with any Insurances (excluding third party liability insurances (Haftpflichtversicherungen)) and any report delivered to the Borrower under and in connection with the Properties.

     "HOLDING COMPANY" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

     "INITIAL INTEREST PAYMENT DATE" means the earliest of 30 March, 30 June, 30 September and 30 December immediately following the Initial Utilisation Date under the Facilities.

     "INITIAL UTILISATION" means the first Utilisation under this Agreement which is to utilise the Acquisition Facility.

     "INITIAL UTILISATION DATE" means the date on which the initial Utilisation is made.

     "INITIAL VALUATION" means the full Market Valuation by Knight Frank dated 8 May 2008 in respect of the Nagold Property and dated 15 April 2008 in respect of the Waldaschaff Property and addressed to the Finance Parties (or, if not addressed to the Finance Parties, including satisfactory reliance language for the benefit of the Finance Parties, or accompanied by a respective reliance letter) evidencing a valuation in respect of the Properties, confirming a Market Value of not less than EUR 34,560,000 and a vacant possession value of EUR 22,090,000.

     "INSURANCE POLICY" means any policy of insurance or assurance in which the Borrower may at any time have an interest entered into in accordance with Clause 23.6(Insurance).

     "INSURANCE PROCEEDS" means the proceeds of a claim of the Borrower (after deducting costs and expenses in relation thereto) under any Insurance Policy (other than loss of rent insurance) other than where the Facility Agent is satisfied (acting in its reasonable discretion) that the proceeds of that claim will be applied within six (6) months in accordance with the Lease Agreements of receipt in replacement, restoration or reinstatement of the Properties.

     "INTEREST PAYMENT DATE" means:

     (a) in relation to any Loan, the Initial Interest Payment Date and thereafter the earliest applicable of 30 March, 30 June, 30 September and 30 December in each year (or, if not a Business Day, the next Business Day in the same month (if there is one) or the immediately preceding Business Day (if there is not)); and

     (b) in relation to any Unpaid Sum, the last day of an Interest Period relevant to that Unpaid Sum.

     "INTEREST PERIOD" means in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default Interest).

     "JUNIOR CREDITOR" means a person who is or becomes a junior creditor under (and as defined in) a Subordination Agreement.

     "LAND CHARGE" means in relation to the Properties,

     (a) the aggregate certificated land charge (Gesamtbriefgrundschuld) plus an ancillary charge (Nebenleistung) of 10 per cent and interest of 16 per cent. p.a. from the day of the grant of the consent for registration in the land register) dated on or about 3 June 2008, notarial deed of the notary Dr. Peter Schmitz, Koln, deed no. ___________/2008, granted by the Sellers for the benefit of the Security Agent for the full amount of the Facilities being EUR 23.200,000; including

     (b) the submission to immediate enforcement (Unterwerfung unter die sofortige Zwangsvollstreckung) pursuant to Sections 794 para. 1 no. 5, 800 of the German Code of Civil Procedure (Zivilprozessordnung) in an amount equal to 100 per cent. of the relevant amount as defined in subparagraph (a) above; and

     (c) also including an acknowledgement of an abstract debt (abstraktes Schuldversprechen) in the same amount and submission to immediate enforcement with respect to the whole of the Borrwer's assets (Unterwerfung unter die sofortige Zwangsvollstreckung in das gesamte Vermogen) by the Borrower.

     "LANDLORD" means the Borrower.

     "LEASE" means any present or future lease, underlease, sub-lease, licence, tenancy or right to occupy all or any part of the Properties and any agreement for the grant of any of the foregoing.

     "LEASE AGREEMENTS" means

     (a)  the Wagon Automotive Lease Agreement; and

     (b)  the Wagon Automotive Nagold Lease Agreement; and

     "LEASE AGREEMENT" means any of them.

     "LEASE OBLIGATIONS COVENANT" means a breach by any of the Tenants of any obligation under any Lease as set out in clause 15.1 of the respective Lease Agreement, after the expiration of the applicable notice and / or cure period provided under such clause 15.1 of the respective Lease Agreement excluding any amendments, waiver or other cure rights granted without the prior written consent of the Facility Agent.

     "LENDER" means:

     (a)  any Original Lender; and

     (b) any person which has become a Party as a Lender in accordance with Clause 26 (Changes to Finance Parties).

     which, in each case, has not ceased to be a Party in accordance with the terms of this Agreement.

     "LOAN" means any loan made or to be made under any Facility or the principal amount outstanding for the time being of any loan.

     "LOAN TO VALUE RATIO" means the loan to value ratio determined in accordance with Clause 22.3 (Loan to value) and as set out in each certificate to be provided by the Borrower pursuant to Clause 19.2 (Requirements as to financial statements).

     "MAJORITY LENDERS" means:

     (a) if there is no Loan then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

     (b) at any other time, a Lender or Lenders whose participations in the Loan then outstanding aggregate more than 66 2/3% of the Loan then outstanding.

     "MANDATE LETTER" means the mandate letter attached to the term sheet dated 29 April 2008, entered into between Societe Generale and the Borrower in respect of the terms applicable to the financing of the Properties.

     "MANDATORY COST" means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 4 (Mandatory Cost Formula).

     "MARGIN" means 160 b.p. per annum.

     "MARKET VALUATION" means any valuation in form and substance satisfactory to the Facility Agent, prepared by and issued by the Valuer in accordance with RICS principles and addressed to the Finance Parties (or, if not addressed to the Finance Parties, including satisfactory reliance language for the benefit of the Finance Parties, or accompanied by a respective reliance letter), valuing the Properties (for the avoidance of doubt, the valuation must be carried out on a discounted cash flow basis and net of any Transaction Costs and taxes) and includes a market value and vacant possession value. All Market Valuation shall be desktop valuations except for the Market Valuation which shall be engaged by the Borrower pursuant to Clause 23.5 (c) (Market Valuations) on 30 March 2013 and which is a full Market Valuation.

     "MARKET VALUE" means the market value (net of transaction taxes) of the Properties, as determined in a Market Valuation.

     "MATERIAL ADVERSE EFFECT" means any present or future event or circumstances which could, in the opinion of the Facility Agent (acting on behalf of the Majority Lenders) acting in accordance with the principles of a prudent merchant (Sorgfalt eines ordentlichen Kaufmanns):

     (a) impair the ability of the Borrower (in respect of the Finance Documents) or any of the Shareholders (in respect of the Pledge Agreement and the Subordination Agreement) to perform and comply with its obligations under the Finance Documents;

     (b) have a material adverse effect on the business, operations or financial condition of the Borrower or any of the Shareholders; or

     (c) have a material adverse effect on the validity or enforceability of the Finance Documents or the rights or remedies of the Finance Parties under the Finance Documents.

     "MATERIAL LEASE DEFAULT" means an Event of Default under clauses 15.1.1, 15.1.2, 15.1.3, 15.1.4, 15.1.5 or 15.1.7 of the Wagon Automotive Nagold
     Lease Agreement and clause 15.1 of the Wagon Automotive Lease Agreement.

     "MONTH" means a period starting on one (1) day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

     (a) (subject to paragraph (b) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

     (b) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

     (c) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

     The above rules shall only apply to the last Month of any period.

     "NAGOLD PROPERTY" means the property registered in the land register of Nagold at the local court (Amtsgericht) of Stuttgart, as follows: folio (Blatt) 8802, plots (Flure) 2000/12, 2000/13, 2000/14, 2000/15, 2000/16,
     2000/17, 2000/18, 2006/6, 1811/27, 1811/28, 1811/12 and 2000/78.

     "NET DEBT" means net debt as defined in clause 14.10 of the Lease Agreements and as published in the audited annual report of Wagon PLC.

     "NET DISPOSAL PROCEEDS" means, upon the disposal of any interest in any of the Properties or all Shares in the Borrower, the Disposal Proceeds derived by the Borrower or any of the Shareholders, as the case may be, by such disposal after deducting any reasonable direct Transaction Costs and transaction expenses incurred by the Borrower or the respective Shareholder, as the case may be, (including any VAT thereon) in connection with such disposal.

     "NET RENTAL INCOME" means Rental Income in respect of the Properties after deducting (without double counting) all Service Charge Expenses and any sum representing any VAT chargeable in respect of Rental Income.

     "ORIGINAL FINANCIAL STATEMENTS" means

     (a) in relation to the Borrower, its pro forma opening balance sheet (Eroffnungsbilanzen) showing the anticipated balance sheet of the Borrower as of the Initial Utilisation Date; and

     (b)  in relation to each Shareholder.

     "PARTICIPATING MEMBER STATE" means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

     "PARTY" means a party to this Agreement or to any other Finance Document.

     "PERMITTED DISPOSAL" has the meaning given to such term in Clause 22.5(b)(ii) (Disposals).

     "PLANNING CLAIM" means any claim, proceeding or investigation by any person in respect of any Planning Law.

     "PLANNING LAW" means any applicable law in any jurisdiction which regulates or relates to planning, zoning, the authorisation of development or works or the use to which land or premises are put.

     "PLANNING PERMIT" means any Authorisation and the filing of any notification, report or assessment required under any Planning Law for the operation of the business of the Borrower conducted on or from the property owned or used by the Borrower.

     "PLEDGE AGREEMENT" means the first ranking pledge over the membership interests in the Borrower between the Shareholders as pledgors and the Security Agent, as original pledgee.

     "POTENTIAL EVENT OF DEFAULT" means any event or circumstance specified in Clause 25 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

     "PREPAYMENT FEE" means a fee due and payable in case of voluntary repayment or prepayment as set out in a Fee Letter.

     "PROCEEDS ACCOUNT" means the account maintained by the Borrower in accordance with Clause 21.1 (Designation of Control Account) and includes its interest in any replacement account or sub-division or sub-account of that account.

     "PROPERTIES" means the

     (a)  Nagold Property; or

     (b)  Waldaschaff Property.

     "QUOTATION DATE" means, in relation to any period for which an interest rate is to be determined, two (2) TARGET Days before the first day of that period unless market practice differs in the European Interbank Market in which case the Quotation Date shall be determined by the Facility Agent in accordance with market practice in the European Interbank Market (and if quotations would normally be given by leading banks in the European Interbank Market on more than one (1) day, the Quotation Date shall be the last of those days).

     "REFERENCE BANKS" means in relation to EURIBOR, Societe Generale or Deutsche Bank AG Frankfurt am Main, or such other banks as may be appointed by the Facility Agent in consultation with the Borrower.

     "RENTAL GUARANTEES" means

     (a) the guarantee, dated on or about 3 June 2008, issued by Wagon PLC for the benefit of the Borrower in respect of the lease obligations of Wagon Automotive GmbH under the Wagon Automotive Lease Agreement; and

     (b) the guarantee, dated on or about 3 June 2008, issued by Wagon PLC for the benefit of the Borrower in respect of the lease obligations of Wagon Automotive Nagold GmbH under the Wagon Automotive Nagold Lease Agreement; and

     "RENTAL GUARANTEE" means any of them.

     "RENTAL INCOME" means all sums paid or payable to or for the benefit of the Borrower arising from the letting, use or occupation of all or any part of the Properties, including, without limitation and without double counting:

     (a)  rents, licence fees and equivalent sums reserved or made payable;

     (b) sums received from any deposit held as security for performance of any tenant's obligations (i.e., the proceeds of any security deposits to which the Borrower is entitled, but excluding any security deposits under any leases);

     (c)  proceeds of insurance in respect of loss of rent or interest on rent;

     (d) proceeds resulting from or received in connection with any sub-lease of any of the Properties;

     (d) receipts from or the value of consideration given for the grant, surrender or variation of any Lease;

     (e) proceeds paid for a breach of covenant or dilapidations under any Lease and for expenses incurred in relation to any such breach;

     (f) any payment from a guarantor or other surety in respect of any of the items listed in this definition, in particular in respect of any of the Rental Guarantees;

     (g) interest, damages or compensation in respect of any of the items in the definition; and

     (h) any amount which represents VAT chargeable in respect of any such sum and any VAT Recoveries.

     "REPAYMENT DATE" means each of the dates as specified in Clause 7.1 (Repayment of Loans) including the Final Repayment Date or, as the case may be, the Ultimate Final Repayment Date (or, if any of the dates specified in Clause 7.1 (Repayment of Loans) is not a Business Day, the next Business Day in the same month (if there is one) or the immediately preceding Business Day (if there is not)).

     "REPEATED REPRESENTATIONS" means each of the Representations referred to in Clause 18.26 (Repetition).

     "REPORT ON TITLE" means the legal due diligence reports prepared by Reed Smith LLP in relation to the Properties dated on or about 3 June 2008.

     "RESERVATIONS" means the reservations set out in Schedule 9 (Reservations).

     "SALE AND PURCHASE AGREEMENT" means the agreement between Wagon Automotive GmbH, Wagon Automotive Nagold GmbH and the Borrower, dated on or about 3 June 2008, notarial deed of the notary Dr. Peter Schmitz, Koln], deed no. 608/2008.

     "SCREEN RATE" means the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower.

     "SECURED OBLIGATIONS" means all present and future obligations and liabilities (whether actual or contingent, whether owed jointly, severally or in any other capacity whatsoever and whether originally incurred by the Borrower, any of the Shareholders or by any Junior Creditor) of the Borrower and the Shareholders to the Finance Parties (or any of them) under or in connection with each of the Finance Documents (including, for clarification purposes, any claims arising from the insolvency administrator's discretion to perform obligations in agreements according to Section 103 German Insolvency Act (Insolvenzordnung) and the parallel obligations pursuant to Clause 6 (Parallel Debt) of this Agreement) as amended, increased, extended, varied, novated or changed in any other way in accordance with the Finance Documents. The Secured Obligations shall include any obligation based on unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt).

     "SECURITISATION" means any securitisation or transaction of broadly equivalent economic effect relating to, or using as a reference, the whole or part of the Loans (whether alone or in conjunction with other loans) through the issue of notes on the capital markets.

     "SECURITY" means a mortgage, charge, pledge, lien, assignment, any transfer by way of security or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

     "SECURITY DOCUMENTS" means each of the:

     (a)  Land Charge;

     (b)  Security Purpose Agreement;

     (c)  Global Assignment Agreement;

     (d)  English Security Assignment Agreement;

     (e)  Account Pledge Agreement;

     (f)  Pledge Agreement;

     (g)  Subordination Agreement; and

     (h) any document designated as such in writing by the Facility Agent and the Borrower.

     "SECURITY PURPOSE AGREEMENT" means the security purpose declaration (Sicherungszweckerklarung) of the Borrower made in relation to the Land Charge.

     "SELLERS" means

     (a)  Wagon Automotive GmbH; and

     (b)  Wagon Automotive Nagold GmbH; and

     "SELLER" means any of them.

     "SERVICE CHARGE EXPENSES" (umlagefahige Betriebskosten) means any expense or liability incurred by a tenant under a Lease by way of direct payments to the Landlord by a tenant for insurance premium, the cost of insurance valuation, any service or administration charge or any other operating expenses (Betriebskosten) (including the expenses defined in section 2 of the German Regulation on the Specification of Operating Expenses (Verordnung uber die Aufstellung von Betriebskosten)) and any amendment to or replacement thereof including VAT payable on such amounts.

     "SERVICER" means Societe Generale (and/or any of its wholly owned subsidiaries) or any well reputed servicing institution to whom Societe Generale could transfer the servicing of the Facility.

     "SHARE" means any stock, share debenture, membership interest or other security.

     "SHAREHOLDERS" means

     (a) WGN 15 Member (GER) QRS 15-99 Inc., incorporated under the laws of Delaware, U.S.A., c/o Corporation Service Company, 2711 Centerville Road, Suit 400, Wilmington, Delaware 19808 and its principal office at c/o W.P. Carey & Co. LLC, 50 Rockefeller Plaza, 2nd Floor, New York, New York 10020, U.S.A.; and

     (b) Conduit B.V., incorporated under the laws of the Netherlands, having its registered office at c/o Claude Debussylaan 24, 1082 MD Amsterdam, The Netherlands, registered with the Trade Register of the Dutch Chamber of Commerce for

          Amsterdam under the number 34282733 and having a share capital of EUR 90,000,000.

     "SIGNING DATE" means the date of the signing of this Agreement by all parties to it.

     "SPECIFIED TIME means a time determined in accordance with Schedule 5 (Timetable).

     "SUBORDINATION AGREEMENT" means any subordination agreement entered or to be entered into between, the Borrower as debtor, the Shareholders as original junior creditors (if applicable), others (if any) as Junior Creditor and the Security Agent.

     "SUBSIDIARY" means a subsidiary within the meaning of sections 15 of the German Stock Corporation Act (Aktiengesetz).

     "TARGET" means Trans-European Automated Realtime Gross Settlement Express Transfer payment system.

     "TARGET DAY" means any day on which TARGET is open for the settlement of payments in euro.

     "TAX" means any present and future tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

     "TAX AUTHORITY" means any government, state or municipality or any local, state, federal or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function.

     "TENANT COVENANT" means the undertaking of the Borrower pursuant to Clause 20 (Tenant Covenant).

     "TENANTS" means

     (a)  Wagon Automotive GmbH; and

     (b)  Wagon Automotive Nagold GmbH; and

     "TENANT" means any of them.

     "TOTAL COMMITMENTS" means the aggregate of the Commitments being EUR 23,200,000 at the Signing Date.

     "TRANSACTION COSTS" means any costs of the Borrower directly incurred in connection with the acquisition of the Properties, including legal fees, notarial costs and registration fees, not to exceed an aggregate amount of approximately EUR 4,000,000.

     "TRANSACTION DOCUMENT" means each of

     (a)  the Finance Documents;

     (b)  each Lease Agreement;

     (c)  each Rental Guarantee;

     (d)  each Sale and Purchase Agreement;

     (e)  the partnership agreement of the Borrower; and

     (f) any other document designated as such by the facility Agent and the Borrower.

     "TRANSACTION SECURITY" means the Security created or expressed to be created in favour of the Security Agent or the Finance Parties pursuant to the Security Documents.

     "TRANSFER CERTIFICATE" means a certificate substantially in the form set out in Schedule 7 (Form of Transfer Certificate) or any other form satisfactory to the Facility Agent.

     "TRANSFER DATE" means, in relation to a transfer, the later of:

     (a)  the proposed Transfer date specified in a Transfer Certificate; and

     (b)  the date on which the Facility Agent executes the Transfer
          Certificate.

     "ULTIMATE FINAL REPAYMENT DATE" means the date of the seventh anniversary of the Initial Utilisation Date.

     "UNPAID SUM" means any sum due and payable but unpaid by the Borrower or any Shareholder under the Finance Documents.

     "UTILISATION" means an utilisation of a Facility.

     "UTILISATION DATE" means the date of the Utilisation, being the date on which the relevant Loan is to be made.

     "UTILISATION REQUEST" means a notice substantially in the form set out in
     Schedule 3 (Utilisation Request).

     "VALUER" means Knight Frank or any other reputable independent firm of chartered surveyors of international standing appointed by the Facility Agent or by the Borrower with the consent of the Facility Agent (such consent not to be unreasonably withheld or delayed) to make a Market Valuation.

     "VAT" means value added tax as provided for in the German Value Added Tax Act (Umsatzsteuergesetz), or any tax of a similar nature whether charged in Germany or elsewhere.

     "VAT RECOVERIES" means all sums (including, for the avoidance of doubt, any sums or part of sums which represents interest, repayment, supplement or compensation ) received from the relevant Tax Authority by or on behalf of the Borrower in respect of VAT incurred or deemed to be incurred by the Borrower in connection with the Properties.

     "WAGON AUTOMOTIVE GMBH" means the limited liability company (Gesellschaft mit beschrankter Haftung), incorporated in and validly existing under the laws of the Germany, having its registered office at Fabrikstrasse 6, 63857 Waldaschaff, Germany, registered in the register Aschaffenburg under number HRB 7374.

     "WAGON AUTOMOTIVE LEASE AGREEMENT" means the lease agreement in respect of the Properties, dated on or about 3 June 2008, entered into between Wagon Automotive GmbH and the Borrower.

     "WAGON AUTOMOTIVE NAGOLD GMBH" means the limited liability company (Gesellschaft mit beschrankter Haftung), incorporated in and validly existing under the laws of the Germany, having its registered office at Lise-Meitner-Strasse 10, 72202 Nagold, Germany, registered in the register Stuttgart under number HRB 34010.

     "WAGON AUTOMOTIVE NAGOLD LEASE AGREEMENT" means the lease agreement in respect of the Properties, dated on or about 3 June 2008, entered into between Wagon Automotive Nagold GmbH and the Borrower.

     "WAGON PLC" means Wagon plc, a public limited liability company incorporated under the laws of England, having its registered office at 3500 Parkside, Birmingham Business Park, Birmingham B37 7YG, United Kingdom, registered under the number 150042.

     "WALDASCHAFF PROPERTY" means the property registered in the land register of Waldaschaff at the local court (Amtsgericht) of Aschaffenburg, as follows: folio (Blatt) 7957, plots (Flure) 2026, 2067, 2068, 2069, 2070,
     2071, 2072, 2073, 2074, 2075, 2076, 2077, 2078, 2079, 2080, 2093, 2100,
     2101, 2102, 2103, 2104, 2105, 2106, 2107, 2107, 15, 1700/55, 6392 and
     2087/1.

     "WORKS" means all or any works carried out or to be carried out by the Borrower or Wagon PLC in relation to Capex Costs in accordance with any of the Wagon Automotive Nagold Lease Agreement until the Works Completion Date.

     "WORKS COMPLETION DATE" means the Interest Payment Date immediately following the date on which the Facility Agent receives a notice sent by the Borrower pursuant to Clause 8.4 (Voluntary Cancellation) by which the Borrower informs the Facility Agent that it cancels any or all of the Capex Commitment and on which the Capex Fixed Rate is determined.

     "W.P. CAREY GROUP" means

     (a)  W.P. Carey & Co. LLC; or

     (b)  the Existing Funds; or

     (c) any real estate investment fund comparable to the Existing Funds and advised in a similar manner by W.P. Carey & Co. LLC or any of its Subsidiaries; or

     (d) any entity which is collectively 100 per cent. directly or indirectly owned by one or more of W.P Carey & Co. LLC, the Existing Funds and / or any real estate investment fund described in lit. (c) above.

1.2  CONSTRUCTION

     (a) Unless a contrary indication appears, any reference in a Finance Document to:

          (i) "ASSETS" includes present and future properties, revenues and rights of every description;

          (ii) a "DISPOSAL" includes any transfer, assignment, sale, lease (except for Leases), assignment, sale, participation (Unterbeteiligung / Stille Beteiligung) or other transfer of economic ownership (wirtschaftliches Eigentum), compulsory acquisition, compulsory sale or other disposal, or the grant or creation of any interest derived out, of any asset;

          (iii) a "FINANCE DOCUMENT" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated, supplemented, extended, replaced or restated;

          (iv) any "PARTY" shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in case of the Security Agent, any person for the time being appointed as Security Agent in accordance with this Agreement;

          (v) "INDEBTEDNESS" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

          (vi) "LAND REGISTRY" means in respect of any property, the official competent German land registry (Grundbuchamt) for the registration of rights and encumbrances in the relevant land register (Grundbuch) or any other official registry in a jurisdiction other than Germany exercising a similar registration function in respect of that real property;

          (vii) a "PERSON" includes any person, firm, company, corporation, government, state or agency of a state or any association, trust, partnership, consortium, joint venture or any other unincorporated association or body or other entity (whether or not having separate legal personality) or two or more of the foregoing;

          (viii) a "REGULATION" includes any regulation, rule, treaty, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

          (ix) a provision of law is a reference to that provision as amended or re-enacted; and

          (x)  a time of day is a reference to Frankfurt am Main, Germany, time.

     (b)  Section, Clause and Schedule headings are for ease of reference only.

     (c) Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

     (d) A Default (other than an Event of Default) is "CONTINUING" if it has not been remedied or waived and an Event of Default is "CONTINUING" if it has not been waived.

1.3  CURRENCY SYMBOLS AND DEFINITIONS

     "EUR", "E" and "EURO" means the single currency unit of the Participating Member States.

1.4  LANGUAGE

     This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

1.5  DETERMINATION OF DEFAULT

     (a) The Facility Agent shall make a determination as to whether or not a Default is continuing for the purposes of any Finance Document as soon as reasonably practicable after being requested by the Borrower to make such a determination.

     (b) In determining whether a Default is continuing, the Facility Agent may request and rely on a certificate issued by the Borrower as determinative, in the absence of express knowledge to the contrary, of the absence of any Default.

2.   THE FACILITIES

2.1  THE FACILITIES

     Subject to the terms of this Agreement the Lenders agree to make available to the Borrower

     (a) a euro term loan facility in an aggregate amount equal to the Acquisition Commitment; and

     (b) a euro term loan facility in an aggregate amount equal to the Capex Commitment.

2.2  FINANCE PARTIES' RIGHTS AND OBLIGATIONS

     (a) The obligations of each Finance Party under the Finance Documents are several (keine Gesamtschuld). Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

     (b) The rights of each Finance Party under or in connection with the Finance Documents are separate and independent (keine
          Gesamtglaubigerschaft) rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

     (c) A Finance Party may not, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.   PURPOSE

3.1  PURPOSE

     The Borrower shall apply all amounts borrowed by it under

     (a)  the Acquisition Facility in or towards

          (i) the partial payment of the aggregate purchase price in relation to the Properties due and payable under the Sale and Purchase Agreement; and /or

          (ii) the payment of fees and other costs payable pursuant to the Finance Documents;

          and

     (b) the Capex Facility in or towards the financing of 51 per cent. of the Capex Costs.

     and not otherwise.

3.2  MONITORING

     No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.   CONDITIONS OF UTILISATION

4.1  CONDITIONS PRECEDENT

     The obligations of each Finance Party to the Borrower under the Finance Documents, are subject (aufschiebend bedingt) to the Facility Agent having received all of the applicable documents and other evidence listed

     (a) in relation to the Initial Utilisation related to a Loan under the Acquistion Facility and the Capex Facility in Part I and Part II of
          Schedule 2 (Conditions precedent); and

     (b) in relation to any subsequent Utilisation related to a Loan under the Acquisition Facility and the Capex Facility, in Part II and Part III of Schedule 2 (Conditions precedent);

     in each case in form and substance satisfactory to the Facility Agent unless waived by the Facility Agent on such terms as the Lenders consider fit. The Facility Agent shall notify the Borrower and the Lenders upon being so satisfied.

4.2  FURTHER CONDITIONS PRECEDENT

     The Lenders shall only be obliged to comply with Clause 5.5 (Lenders' participation) if on the date of each Utilisation Request and on each Utilisation Date:

     (a) no Default is continuing or would result from the proposed Loan with respect to the Acquisition Facility and no Material Lease Default is continuing or would result from the proposed or existing Loan with respect to the Capex Facility;

     (b) the Facility Agent has been satisfied pursuant to Clause 4.1 (Conditions precedent); and

     (c) the Repeated Representations to be made by the Borrower are true in all material respects.

4.3  MAXIMUM NUMBER OF UTILISATIONS

     (a) Not more than one (1) Utilisation may be made by the Borrower under the Acquisition Facility.

     (b) Not more than fourteen (14) Utilisations may be made by the Borrower under the Capex Facility.

5.   UTILISATION

5.1  DELIVERY OF A UTILISATION REQUEST

     The Borrower may utilise each of the Facilities by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2  COMPLETION OF A UTILISATION REQUEST UNDER THE ACQUISITION FACILITY

     The Utilisation Request under the Acquisition Facility is irrevocable and shall not be regarded as having been duly completed unless:

     (a) the proposed Utilisation Date is a Business Day within the Acquisition Facility Availability Period; and

     (b) the currency and amount of the Utilisation comply with Clause 5.4 (Currency and amount).

5.3  COMPLETION OF A UTILISATION REQUEST UNDER THE CAPEX FACILITY

     Each Utilisation Request under the Capex Facility is irrevocable and shall not be regarded as having been duly completed unless:

     (a) the proposed Utilisation Date is a Business Day within the Capex Facility Availability Period and is the last Business Day of that respective calendar month;

     (b)  the Initial Utilisation under the Acquisition Facility has been made;

     (c) the currency and amount of the Utilisation comply with Clause 5.4 (Currency and amount);

     (d) no other Utilisation Request has been made and/or submitted in the current calendar month; and

     (e)  it specifies the Works to be undertaken; and

     (f) it specifies or provides an estimate of, in each case to the reasonable satisfaction of the Facility Agent the amount of the costs to be paid (excluding VAT).

     The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation the aggregate Capex Loans outstanding would exceed EUR 3,500,000.

5.4  CURRENCY AND AMOUNT

     (a)  The currency specified in each Utilisation Request must be euro.

     (b) The amount of the proposed Loan under the Acquisition Facility must be an amount which is not more than the lowest of:

          (i)  EUR 19,700,000;

          (ii) 57 per cent of the Market Value placed on the Borrower's interests in the Properties by the Initial Valuation; and

          (iii) 51 per cent of the aggregate All-In-Acquisition Costs incurred and payable by the Borrower in relation to the Properties by the date of the proposed Utilisation.

     (c) The amount of the aggregated Capex Loan must be of an amount which is not more than EUR 3,500,000.

     (d) Each Utilisation Request under the Capex Facility must be of an amount which is not more than 51 per cent of the applicable Capex Costs and which is a minimum amount of EUR 250,000.

5.5  LENDERS' PARTICIPATION

     (a) If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

     (b) The amount of each Lender's participation in each Loan shall be equal to the proportion borne by its Available Commitment to the Total Commitments immediately prior to making the Loan.

     (c) The Facility Agent shall notify each Lender of amount of each Loan and the amount of its participation in that Loan by the Specified Time.

     (d) On or prior to 10.00 a.m. on the Utilisation Date, the Borrower shall unconditionally pay, or cause to be paid, in immediately available funds into an escrow account held by Reed Smith LLP with an account-holding bank in Munich, Germany, the aggregate amount in euro equal to the aggregate outstanding purchase price for the Properties under the Sale and Purchase Agreement together with any amount representing VAT chargeable in respect thereof which is payable in respect of the

          Properties in addition to the purchase price after taking into account the retentions specified in the Utilisation Request less the amount of the Acquisition Loan.

     (e) On or prior to 10.00 a.m. on each Utilisation Date in relation to the Capex Facility, the Borrower shall unconditionally pay, or cause to be paid, in immediately available funds into an escrow account held by Reed Smith LLP with an account-holding bank in Munich, Germany the amount in euro required to, together with the proceeds from the Loan requested under the relevant Utilisation Request, cover the expenses required for the Works accomplished or to be accomplished under the Capex Plan as evidenced by invoices presented.

     (f) On the Utilisation Date of a Capex Loan related to the Capex Facility, the proceeds of that Loan shall be paid into one or more accounts designated by the Borrower.

     (g) On the Utilisation Date, the Facility Agent shall, subject to paragraphs (a), (b) and (c) above, pay the proceeds of the Loan related to the Acquisition Facility (less any retentions) directly to the Sellers or the notary as full and final payment of the outstanding purchase price for the Properties.

6.   PARALLEL DEBT

     (a) Notwithstanding any other provision in any Finance Document to the contrary, the Borrower hereby undertakes, by way of an abstract acknowledgement of debt (abstraktes Schuldanerkenntnis) and as an independent payment obligation, to pay to the Security Agent, as creditor in its own right and not as representative of the other Finance Parties, sums equal to and in the currency of all its obligations to the Finance Parties under or in connection with the Finance Documents from time to time (the "PARALLEL DEBT") as and when any of such amount falls due for payment under the relevant Finance Document PROVIDED THAT this shall not, at any time, result in the Borrower incurring an aggregate obligation to the Finance Parties which is greater than its obligations (excluding the obligations under the Parallel Debt to the Finance Parties under the Finance Documents.

     (b) The Security Agent shall have an independent right to demand payment of the Parallel Debt.

     (c) Any amount due and payable by the Borrower to the Security Agent under the Parallel Debt shall be decreased to the extent that the Finance Parties have received (and are able to retain) a payment in full of the corresponding amount owed under the other provisions of the Finance Documents and any amount due and payable by the Borrower to the Finance Parties under those provisions shall be decreased to the extent that the Security Agent has received (and is able to retain) payment in full of the corresponding amount under the Parallel Debt.

     (d) The rights of the Finance Parties to receive payment of amounts payable by the Borrower under the Finance Documents are several and are separate and independent from, and without prejudice to, the rights of the Security Agent to receive payment under the Parallel Debt.

     (e) Notwithstanding the foregoing, any payment under the Finance Documents shall be made to the relevant Finance Party as set out in the respective Finance Document, unless expressly stated otherwise in that Finance Document (save for this Clause 6 (Parallel Debt)) or unless the relevant Finance Party directs such payment to be made to the Security Agent.

     (f)  Subject to paragraph (c) above, nothing in this Clause 6 (Parallel
          Debt) shall in any way negate, affect or increase the obligations of the Borrower to the Finance Parties under the Finance Documents in respect of the liabilities under this Agreement.

7.   REPAYMENT

7.1  REPAYMENT OF LOANS

     (a) The Borrower shall repay the Loans made to it in instalments by repaying on each Repayment Date an amount which reduces the amount of all outstanding Loans under the Facilities on a pro rata basis by an amount equal to the relevant fraction of the amount being the aggregate sum of the Acquisition Loan as of the Signing Date and the Capex Loans as of the date on which the Capex Fixed Rate is determined as set out in the table below:

REPAYMENT DATE      0.25 % OF THE FOLLOWING FRACTION
-----------------   --------------------------------
30 September 2008                 2.85%
30 December 2008                  2.85%
30 March 2009                     2.85%
30 June 2009                      2.85%
30 September 2009                 3.00%
30 December 2009                  3.00%
30 March 2010                     3.00%
30 June 2010                      3.00%
30 September 2010                 3.14%

30 December 2010                  3.14%
30 March 2011                     3.14%
30 June 2011                      3.14%
30 September 2011                 3.29%
30 December 2011                  3.29%
30 March 2012                     3.29%
30 June 2012                      3.29%
30 September 2012                 3.43%
30 December 2012                  3.43%
30 March 2013                     3.43%
30 June 2013                      3.43%
30 September 2013                 3.58%
30 December 2013                  3.58%
30 March 2014                     3.58%
30 June 2014                      3.58%
30 September 2014                 3.72%
30 December 2014                  3.72%
30 March 2015                     3.72%
30 June 2015                      3.72%

     (b) On the Ultimate Final Repayment Date and subject to Clause 8.3 (Early Maturity Event), the Borrower shall pay and discharge all Secured Obligations in full.

7.2  REBORROWING

     The Borrower may not reborrow any part of the Facilities which is repaid.

8.   PREPAYMENT AND CANCELLATION

8.1  ILLEGALITY

     If it is or becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan (unless such illegality is solely attributable to the wilful breach (Vorsatz) of such Lender):

     (a) that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

     (b) upon the Facility Agent notifying the Borrower, the Commitment of that Lender shall be immediately cancelled; and

     (c) the Borrower shall repay that Lender's participation in the Loan on the next Interest Payment Date for the Loan immediately occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2  CHANGE OF CONTROL

     (a) Subject to Clause 22.5 (Disposals), if the Shareholders cease to control the Borrower or the Borrower is not part of the W.P. Carey Group any longer or any person or group of persons acting in concert gains control of the Borrower:

          (i) the Borrower shall, and the Borrower shall ensure that the Shareholder shall, promptly notify the Facility Agent upon becoming aware of that event;

          (ii) if the Majority Lenders so determine, no Lender shall be obliged to fund a Utilisation;

          (iii) if the Majority Lenders so require, the Facility Agent shall, by not less than five (5) Business Days' notice to the Borrower, cancel the Total Commitments and declare all outstanding Loans together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facilities shall be cancelled and all such outstanding amounts shall become immediately due and payable.

     (b)  For the purpose of paragraph (a) above, "CONTROL" means:

          (i) the power (whether by any ownership of shares, proxy, contract, agency or otherwise) to:

               (1) cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Borrower or

               (2) appoint or remove all, or the majority, of the directors or other equivalent officers of the Borrower; or

               (3) give directions with respect to the operating and financial policies of the Borrower with which the director or other equivalent officers of the Borrower are obliged to comply; or

          (ii) the holding (directly or indirectly) of less than one hundred
               (100) per cent. of the issued share capital or membership rights of or in the Borrower.

     (c) For the purpose of paragraph (a) above, "ACTING IN CONCERT" means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Borrower, to obtain or consolidate control of the Borrower.

     (d) Notwithstanding anything to the contrary in this Clause 8.2, a change of control shall, subject to the fulfilment of the "Know your customer" checks to the satisfaction of the Facility Agent, be permitted if control is transferred to another member of the W.P. Carey Group and Clauses 8.2. (a)(ii) and 8.2 (a) (iii) shall not apply to such a change of control.

8.3  EARLY MATURITY EVENT

     (a) The Facility Agent (acting on behalf of the Lenders) will be entitled to declare the Early Maturity on the 30 March 2013 upon occurrence of any of the following Early Maturity Events:

          (i) any breach of the Lease Obligations Covenant on any Interest Payment Date within the time period starting on (including) 30 June 2012 and ending on (including) 30 March 2013;

          (ii) the Loan to Value Ratio exceeds 50 % based on the latest full Market Valuation;

          (iii) any Event of Default which has occurred between the (including) 30 June 2012 and (including) 30 March 2013, or any Default which is continuing on 30 March 2013; or

          (iv) non-payment by the Borrower of the Extension Fee until the 30 March 2013;

     (b) The Borrower shall supply to the Facility Agent no later than ten (10) Business Days before the 30 March 2013 a certificate signed by a manager or an authorised signatory for and on behalf of the Borrower certifying that no Early Maturity Event has occurred during the preceding one (1) year and in the form of Schedule 8 (Financial Covenants Compliance Certificate) computations establishing (if that is the case) that the Borrower is in compliance with the covenants set out in Clause 8.3.

     (c) If the Facility Agent (acting on behalf of the Lenders) declares the Early Maturity, all Secured Obligations become due and payable and any Extension Fee paid by the Borrower shall be applied toward repayment of the Loan.

8.4  VOLUNTARY CANCELLATION

     Subject to Clause 8.8 (Restrictions), the Borrower may, if it gives the Facility Agent not less than ten (10) Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any of the available Capex Facility subject to

     (a) the provision of evidence satisfactory to the Facility Agent that the Works have been completed, or

     (b) the provision of evidence satisfactory to the Facility Agent evidencing that the Works will not be constructed or commencement of Works will be postponed so that the Works will not be completed prior to 30 June 2011 provided that, to the satisfaction of the Facility Agent, there will be sufficient free cash flow available or equity contributed (or such Works will be paid for by a Tenant) to finance such Works after 30 June 2011.

     Any cancellation under this Clause 8.4 shall reduce the Capex Commitment of the Lenders rateably.

8.5  VOLUNTARY PREPAYMENT OF LOAN

     Subject to Clause 8.8 (Restrictions) the Borrower may, if it gives the Facility Agent not less than five (5) Business Days' prior written notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of EUR 1,000,000 or a multiple thereof or as agreed with the Facility Agent).

8.6  MANDATORY PREPAYMENTS

     The Borrower shall ensure that, subject to Clause 8.8 (Restrictions),

     (a)  following any Disposal, other than a disposal pursuant to Clause 22.5
          (b) (3) (Disposals) and a Permitted Disposal pursuant to Clause 22.5
          (b)(ii)(2) (Disposals), an amount equal to the aggregate Net Disposal Proceeds;

     (b) an amount equal to the aggregate amount of all Acquisition Proceeds received during the current or preceding Interest Period; and

     (c) if applicable and received by the Borrower and to the extent not necessary to restore any or all of the Properties (determined after such restoration has been completed), an amount equal to the Insurance Proceeds received during the current or preceding Interest Period, as the case may be, are applied on the next Interest Payment Date in accordance with Clause
     21.4 (b) (i)-(vii) (Proceeds Account) including, for the avoidance of doubt, the Secured Obligations which shall become due and payable in an amount equal to the amount prepaid, the payment of any Break Costs pursuant to Clause 11.4 (Break Costs), the Prepayment Fee and of any Fixed Rate Breakage Amount pursuant to Clause 15.5 (Fixed Rate Breakage Amount Indemnity). Pending application in prepayment the Borrower shall procure that such amount be placed on the Proceeds Account.

8.7  RIGHT OF REPAYMENT AND CANCELLATION IN RELATION TO A SINGLE LENDER

     (a)  If:

          (i) any sum payable to any Lender by the Borrower is required to be increased under paragraph 13.2(c) of Clause 13.2 (Tax gross-up); or

          (ii) any Lender claims indemnification from the Borrower under Clause
               13.4 (Tax indemnity) or Clause 14.1 (Increased costs); or

          (iii) any Lender notifies the Facility Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost Formula);

          the Borrower may, whilst (in the case of paragraphs (i) and (ii) above) the circumstance giving rise to the requirement or indemnification continues or (in case of paragraph (iii) above) that Additional Cost Rate is greater than zero, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loan.

     (b) On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

     (c) On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in the Loan.

8.8  RESTRICTIONS

     (a) Any notice of cancellation or prepayment given by any Party under this Clause 8 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

     (b)  Any prepayment under this Agreement shall be made together

          (i) with accrued interest (including Margin and Mandatory Cost, (if any)) on the amount prepaid up to and including the date of prepayment;

          (ii) any Prepayment Fee;

          (iii) any Break Costs pursuant to Clause 11.4 (Break Costs);

          (iv) any indemnity or any payment any Fixed Rate Breakage Amount pursuant to Clause 15.5 (Fixed Rate Breakage Amount Indemnity); and

          (v) such other Secured Obligations which are then due and payable and, subject to any Break Costs, without premium or penalty.

     (c) Any prepayment under Clause 8.2 (Change of Control), Clause 8.3 (Early Maturity), Clause 8.4 (Voluntary prepayment of Loan) or Clause 8.6 (Mandatory Prepayments) shall satisfy the Secured Obligations in inverse order of maturity. The Borrower may select towards which Facility any prepayment is credited.

     (d) The Borrower may not re-borrow any part of the Facilities which is prepaid.

     (e) The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

     (f) No amount of the Total Commitment cancelled under this Agreement may be subsequently reinstated.

     (g) If the Facility Agent receives a notice under this Clause 8 it shall without undue delay (unverzuglich) forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

9.   INTEREST

9.1  CALCULATION OF INTEREST

     (a) The rate of interest on the Acquisition Loan for the Interest Period is the percentage rate per annum which is the aggregate of the applicable until (and including) the Final Repayment Date

          (i)  Margin;

          (ii) Acquisition Fixed Rate; and

          (iii) the Mandatory Cost (if any).

     (b) The rate of interest on any Capex Loan for an Interest Period is the percentage rate per annum which is the aggregate of the applicable

          (i) until the earlier of (i) the day on which all Capex Commitments are fully drawn and (ii) (including) the last day of the Capex Facility Availability Period

               (1)  Margin

               (2)  three (3) month EURIBOR; and

               (3)  the Mandatory Cost (if any);

               and

          (ii) from the earlier of (i) the day on which all Capex Commitments are fully drawn and (ii) (excluding) the last day of the Capex Facility Availability Period until (and including) the last day of the Final Repayment Date

               (1)  Margin;

               (2)  Capex Fixed Rate; and

               (3)  the Mandatory Cost (if any).

9.2  PAYMENT OF INTEREST

     Subject to the terms of this Agreement the Borrower shall pay accrued interest in respect of each Loan on each Interest Payment Date.

9.3  DEFAULT INTEREST AND LUMP SUM DAMAGES

     (a) If the Borrower fails to pay any amount payable by it under a Finance Document (other than interest) on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgement) at a rate which, subject to paragraph (b) below, is two (2) per cent per annum higher than the aggregate of the Margin and the Fixed Rate or the Margin and EURIBOR (as applicable) which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted the Loan concerned in the currency of the Unpaid Sum for successive Interest Periods. Any interest accruing under this Clause 9.3 shall be immediately payable by the Borrower on the next Interest Payment Date.

     (b) If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

          (i) the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

          (ii) the rate of interest applying to the Unpaid Sum during that first Interest Period shall be two (2) per cent per annum higher than the rate which would have applied if the Unpaid Sum had not become due.

     (c) If the Borrower fails to pay any amount of interest under a Finance Document on its due date, the Borrower shall pay lump sum damages to the Facility Agent for the account of the Lender in an amount to be determined by the Facility Agent as being, in respect of the period from the due date of payment until receipt by the Facility Agent of the relevant amount, the equivalent of interest at a rate determined in accordance with paragraph (a) above applied to the relevant Unpaid Sum.

     (d) In circumstances described in paragraph (c) above, the Borrower shall be entitled to evidence that the damage actually suffered by a Finance Party is lower than the amounts determined in accordance therewith. The Facility Agent shall, in its reasonable discretion, provide the Borrower with the information necessary for evidencing the calculation of the damage suffered by that Finance Party.

9.4  NOTIFICATION OF RATES OF INTEREST

     The Facility Agent shall without undue delay (unverzuglich) notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

10.  INTEREST PERIODS

10.1 INTEREST PERIOD OF THE ACQUISITION FACILITY

     (a)  The Acquisition Loan has one Interest Period only.

     (b) The duration of the Interest Period for the Acquisition Loan shall start on the Utilisation Date for that Loan and end on the Ultimate Final Repayment Date.

10.2 INTEREST PERIOD OF THE CAPEX FACILITY

     (a) The period for which the Capex Loan is outstanding shall be divided into successive Interest Periods.

     (b) The duration of the first Interest Period for a Capex Loan shall start on the Utilisation Date for that Loan and end on the day immediately preceding the Capex Initial Interest Payment Date.

     (c) The duration of each subsequent Interest Period shall, save as otherwise provided in this Agreement, start on each Interest Payment Date (commencing on the respective Capex Initial Interest Payment
          Date) and end on the day on which all Capex Commitments are fully drawn or on (and including) the last day of the Capex Facility Availability Period.

     (d) After the day on which all Capex Commitments are fully drawn or after (and excluding) the last day of the Capex Facility Availability Period the Loans related to the Capex Facility shall have only one Interest Period only. The duration of this Interest Period for the Capex Loans to which the Capex Fixed Rate is applicable shall start on the earlier of (i) the day following the day on which all Capex Commitments are fully drawn and (ii) after (and excluding) the last day of the Capex Facility Availability Period and end on the Final Repayment Date.

     (e) If two (2) or more Capex Loans have an Interest Period beginning and ending on the same dates, those Capex Loans will be consolidated into, and treated as, a single Loan on the last day of the Interest Period

10.3 CHANGES TO INTEREST PERIODS

     (a) The Facility Agent and the Borrower may enter into such other arrangements as they may agree for the determination and adjustment of Interest Periods.

     (b) If the Facility Agent makes any change to an Interest Period referred to in this Clause 10.3 (Changes to Interest Periods), it shall without undue delay (unverzuglich) notify the Lenders.

11.  CHANGES TO THE CALCULATION OF INTEREST

11.1 ABSENCE OF QUOTATIONS

     Subject to Clause 11.2 (Market disruption), if EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified

     Time on the Quotation Day, the applicable EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2 MARKET DISRUPTION

     (a) If a Market Disruption Event occurs in relation to a Capex Loan for any Interest Period, then the rate of interest on each Lender's share of that Capex Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

          (i)  the Margin;

          (ii) the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Capex Loan from whatever source it may reasonably select; and

          (iii) the Mandatory Cost, if any, applicable to that Lender's participation in the CapexLoan.

     (b)  In this Agreement, "MARKET DISRUPTION EVENT" means:

          (i) at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine EURIBOR for euro for the relevant Interest Period; or

          (ii) before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders that the cost to it or them of obtaining matching deposits in the European Interbank Market would be in excess of EURIBOR.

11.3 ALTERNATIVE BASIS OF INTEREST OR FUNDING

     (a) If a Market Disruption Event occurs and the Facility Agent so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

     (b) Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior written consent of all the Lenders and the Borrower, be binding on all Finance Parties.

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                                                                              40


11.4 BREAK COSTS

     (a) The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

     (b) Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.  FEES

12.1 UPFRONT FEE

     The Borrower shall pay to the Arranger an upfront fee in the amount and at the time agreed in a Fee Letter.

12.2 COMMITMENT FEE

     (a) The Borrower shall pay to the Facility Agent (for the account of each Lender) a fee in euro at a rate of 50 per cent. p.a. of the Margin of that Lender's Available Commitment for the relevant Availability Period commencing after the date on which the Initial Utilisation occurs.

     (b) The accrued commitment fee is payable in arrears on each Interest Payment Date for each successive period of three (3) Months which ends during the Availability Period, on the last day of the relevant Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

12.3 AGENCY FEE

     The Borrower shall pay to the Facility Agent an agency fee in the amount and at the time agreed in a Fee Letter.

12.4 PREPAYMENT FEE

     The amount of the Prepayment Fee is subject to a separate Fee Letter under English law.

13.  TAX GROSS UP AND INDEMNITIES

13.1 DEFINITIONS

     In this Clause 13:

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                                                                              41


     "PROTECTED PARTY" means a Finance Party which is or will be, for or on account of Tax, subject to any liability or required to make any payment in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

     "QUALIFYING LENDER" means a Lender which is beneficially entitled to interest payable to that Lender in respect of any Finance Document and which is:

     (a) a Lender which has its head office in Germany or is acting through a Facility Office qualifying as a permanent establishment or permanent representative in Germany for Tax purposes of Germany; or

     (b)  an Original Lender; or

     (c)  a Treaty Lender; or

     (d) a Lender which is entitled to receive interest payments without any deduction of German or U.S. Tax at any time when it becomes a Lender.

     "TAX CREDIT" means a credit against, relief or remission for, or repayment of, any Tax.

     "TAX DEDUCTION" means a deduction or withholding for or on account of Tax from a payment under a Finance Document. An imposition on a Borrower by the German tax authorities pursuant to section 50a (7) German Income Tax Act shall not be considered as a Tax Deduction if it is imposed with respect to a Lender other than a Qualifying Lender.

     "TAX PAYMENT" means either the increase in a payment made by the Borrower to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.4 (Tax indemnity).

     "TREATY LENDER" means a Lender which is entitled to a payment of interest under a double taxation agreement in force in the U.S.A. or Germany without any Tax Deduction (subject to the completion of any necessary procedural formalities).

13.2 TAX GROSS-UP

     (a) The Borrower shall make all payments to be made by it under or in connection with any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

     (b) The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall promptly notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall promptly notify the Borrower.

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                                                                              42


     (c) If a Tax Deduction is required by law to be made by the Borrower the amount of the payment due from the Borrower shall subject to paragraph
          (d) below be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

     (d)  If:

          (i) on the date that payment is due the relevant Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date of this Agreement or, in case of a Lender which has become a Party to this Agreement after the date of this Agreement, the date on which it became a Lender, in (or in the interpretation, administration, or application of) any law or treaty, or any generally applying published practice or concession of any relevant Tax Authority; or

          (ii) the Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had the Lender complied with its obligations under Clause 13.3 (Tax filings), then the Borrower shall not be required to make an increased payment to the relevant Lender under paragraph (c) above with respect to a Tax Deduction under German law.

     (e) If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

     (f) Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment an original receipt (or certified copy thereof) evidencing to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant Tax Authority.

13.3 TAX FILINGS

     (a) A Lender shall complete as soon as practicable without undue delay (unverzuglich) any procedural formalities which it is able to complete and which are necessary for the Borrower to be able to make a payment to such Lender without a Tax Deduction (or with a reduced rate of Tax Deduction).

     (b) Each Lender and the Borrower shall co-operate in completing any procedural formalities necessary for the Borrower to obtain authorisation to make payments to or for the account of that Lender without Tax Deduction (or with a reduced rate of Tax Deduction).

13.4 TAX INDEMNITY

     (a) The Borrower shall (within five (5) Business Days of demand by the Facility Agent) pay (or procure payment) to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

     (b)  Paragraph (a) above shall not apply:

          (i)  with respect to any Tax assessed on a Finance Party:

               (1) under the law of the jurisdiction in which that Protected Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

               (2) under the law of the jurisdiction in which that Finance Party's Facility Office is located or permanent establishment is located if that Tax is imposed on or calculated by reference to the income received or receivable by that Finance Party; and

          (ii) to the extent a loss, liability or cost:

               (1) is compensated for by an increased payment under Clause 13.2 (Tax gross-up); or

               (2) would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph 13.2(d) of Clause 13.2 (Tax gross-up) applied.

          (iii) To the extent a Tax is assessed on a Finance Party on the grounds of German Tax provisions governing the imposition of tax on interest secured by German real estate provided the relevant Finance Party it is not a Qualifying Lender.

     (c) A Protected Party making, or intending to make, a claim pursuant to paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrower.

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                                                                              44


     (d) A Protected Party shall, on receiving a payment from the Borrower under this Clause 13.4, notify the Facility Agent.

13.5 TAX CREDIT

     If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

     (a) a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part of or to that Tax Payment; and

     (b) that Finance Party has obtained, utilised and fully retained that Tax Credit in whole or in part on an affiliated group basis,

     the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

13.6 VAT

     (a) All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to that Finance Party (upon provision of a proper VAT invoice at the time specified in such invoice) in addition to the consideration for that supply an amount equal to the amount of the VAT.

     (b) Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify that Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party determines that it is not entitled to credit or repayment from the relevant Tax Authority in respect of the VAT.

     (c) Where pursuant to the terms of this Agreement one Finance Party makes a supply to another Finance Party, and VAT is chargeable on such supply, each Party paying the consideration for such supply shall also pay (in addition to and at the same time as paying the consideration for that supply upon provision of a proper VAT invoice) an amount equal to the amount of the VAT if the supply is not subject to the reverse charge mechanism.

13.7 STAMP TAXES

     The Borrower covenants to pay and, within five (5) Business Days of demand, indemnify each Finance Party against any cost, loss or liability each Finance Party may incur in relation to any stamp duty land tax, stamp duty, registration or other similar Taxes payable in respect of any Finance Document.

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                                                                              45


14.  INCREASED COSTS

14.1 INCREASED COSTS

     (a)  Subject to Clause 14.3 (Exceptions), the Borrower shall, within five
          (5) Business Days after receipt of a written demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

          (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

          (ii) compliance with any law or regulation;

     after the Signing Date.

     (b)  In this Agreement "INCREASED COSTS" means:

          (i) a reduction in the rate of return from the Facilities or on a Finance Party's (or its Affiliate's) overall capital;

          (ii) an additional or increased cost; or

          (iii) a reduction of any amount due and payable under any Finance Document,

          which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2 INCREASED COSTS CLAIMS

     (a) A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

     (b) Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs and setting out the calculation in reasonable detail.

14.3 EXCEPTIONS

     (a) Clause 14.1 (Increased Costs) does not apply to the extent any Increased Cost is:

          (i) attributable to a Tax Deduction required by law to be made by the Borrower;

          (ii) compensated for by Clause 13.4 (Tax indemnity) (or would have been compensated for under Clause 13.4 (Tax indemnity) but was not so compensated solely because one of the exclusions in paragraph 13.4(b) of Clause 13.4 (Tax indemnity) applied);

          (iii) compensated for by the payment of Mandatory Cost; or

          (iv) attributable to the wilful breach (Vorsatz) or gross negligence (grobe Fahrlassigkeit) by the relevant Finance Party or its Affiliates of any law or regulation;

     (b) In this Clause 14.3 (Exceptions), a reference to a "TAX DEDUCTION" has the same meaning given to the term in Clause 13.1 (Definitions).

     (c) No Finance Party shall be entitled to recover any increased cost under this Clause 14.2 if such Finance Party has not made a demand in respect of the same within six (6) Months of the date on which such Finance Party has received notice of such event or circumstances which gave rise to such Increased Costs.

15.  OTHER INDEMNITIES

15.1 CURRENCY INDEMNITY

     (a) If any sum due from the Borrower under the Finance Documents (a "SUM"), or any order, judgement or award given or made in relation to a Sum, has to be converted from the currency (the "FIRST CURRENCY") in which that Sum is payable into another currency (the "SECOND CURRENCY") for the purpose of:

          (i)  making or filing a claim or proof against the Borrower;

          (ii) obtaining or enforcing an order, judgement or award in relation to any litigation or arbitration proceedings,

          the Borrower shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any reasonable cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

     (b) The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

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                                                                              47


15.2 OTHER INDEMNITIES

     The Borrower shall within three (3) Business Days of receipt of written demand, indemnify each Finance Party against any cost, loss or liability including any Fixed Rate Breakage Amount incurred by that Finance Party as a result of:

     (a)  the occurrence of any Default;

     (b) a failure by the Borrower or any of the Shareholders to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties);

     (c) funding or continuing to fund, or making arrangements to fund or continue to fund, its participation in the Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone); or

     (d) the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.3 INDEMNITY TO THE FACILITY AGENT

     The Borrower shall without undue delay (unverzuglich) indemnify the Facility Agent against any cost, loss or liability reasonably incurred by the Facility Agent (acting reasonably) as a result of:

     (a)  investigating any event which it reasonably believes is a Default; or

     (b) acting or relying on any notice, request or instruction which it believes to be genuine, correct and appropriately authorised by the Finance Parties.

15.4 INDEMNITY TO THE SECURITY AGENT

     The Borrower shall without undue delay (unverzuglich) indemnify the Security Agent and every Delegate against any cost, loss or liability incurred by any of them as a result of:

     (a) the taking, holding, protection or enforcement of the Transaction Security; or

     (b) the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and every Delegate by the Transaction Security; and

     (c) any default by the Borrower or any Shareholder in the performance of any of the obligations expressed to be assumed by it in any of the Finance Documents.

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                                                                              48


     The Security Agent may, in priority to any payment to the Finance Parties, indemnify itself out of the Transaction Security in respect of, and pay and retain all sums necessary to give effect to the indemnity in this Clause
     15.4 (Indemnity to the Security Agent).

15.5 FIXED RATE BREAKAGE AMOUNT INDEMNITY

     (a) The Borrower irrevocably agrees to indemnify within three (3) Business Days of demand each Lender in respect of any Fixed Rate Breakage Amount due by a Lender resulting from an early prepayment pursuant to Clause 8.1 (Illegality), Clause 8.2 (Change of Control), Clause 8.3 (Early Maturity Event), Clause 8.5 (Voluntary prepayment of Loan), Clause 8.6 (Mandatory Prepayments) and Clause 8.7 (Right of repayment and cancellation in relation to a single Lender).

     (b) Provided that no Event of Default is continuing, the Lender shall pay to the Borrower within three (3) Business Days of demand any Fixed Rate Breakage Amount received by such Lender (if any and net of any third party costs or expenses incurred by the Lender as a result of that early termination) resulting from an early prepayment pursuant to Clause 8.3 (Early Maturity Event), Clause 8.5 (Voluntary prepayment of
          Loan), Clause 8.6 (Mandatory Prepayments) and Clause 8.7 (Right of repayment and cancellation in relation to a single Lender).

16.  MITIGATION

16.1 MITIGATION

     (a) Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities), Clause 14 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost Formula) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

     (b) Paragraph (a) above does not in any way limit the obligations of the Borrower or the Shareholders under the Finance Documents.

16.2 LIMITATION OF LIABILITY

     (a) The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

     (b) A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

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                                                                              49


17.  COSTS AND EXPENSES

17.1 TRANSACTION EXPENSES

     The Borrower shall promptly on demand pay the Arranger, the Security Agent and the Facility Agent the amount of all costs and expenses (including, but not limited to, reasonable legal fees of the Arranger's counsel as agreed between the Borrower and the Facility Agent, land registry fees, mortgage registration fees and notarial fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

     (a) this Agreement and any other documents referred to in this Agreement; and the Transaction Security; and

     (b)  any other Finance Documents executed after the date of this Agreement.

17.2 AMENDMENT COSTS

     If:

     (a)  the Borrower requests an amendment, waiver or consent; or

     (b) an amendment is required pursuant to Clause 31.10 (Change of currency),

     the Borrower shall, within three (3) Business Days of demand, reimburse the Facility Agent for the amount of all costs and expenses (including, but not limited to, reasonable legal fees) reasonably incurred by the Facility Agent or the Finance Parties in responding to, evaluating, negotiating or complying with that request or requirement.

17.3 MARKET VALUATION COSTS

     The Borrower shall, within ten (10) Business Days of demand, pay to the Facility Agent the cost of any Market Valuation or, structural survey or environmental report carried out in accordance with and subject to Clause
     23.5 (Market Valuations), unless directly paid by the Borrower.

17.4 ENFORCEMENT COSTS

     The Borrower shall, within ten (10) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including, but not limited to, legal fees) reasonably incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against the Facility Agent and the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

18.  REPRESENTATIONS

     The Borrower makes the representations and warranties set out in this Clause 18 (Representations) by way of an independent guarantee (Selbstandiges Garantieversprechen) to each Finance Party. All representations and certifications provided to the Facility Agent from time to time under this Clause 18 (Representations) or otherwise pursuant to this Agreement shall be given without personal recourse to the individual director or manager of the Borrower unless such breach is attributable to a wilful misconduct (Vorsatz).

18.1 STATUS

     (a) It is a limited liability company duly formed and validly existing under the laws of the State of Delaware, U.S.A..

     (b) It has the power to own its assets and carry on its business as it is being conducted.

18.2 BINDING OBLIGATIONS

     (a) Subject to the Reservations and subject to due notarisation and registration of the Land Charge, each of the obligations expressed to be assumed by it in each Finance Document, are legal, valid, binding and enforceable obligations.

     (b) The obligations expressed to be assumed by it in each Security Document validly create first ranking Security of the type described, and over the assets to which it is expressed to apply, in the relevant Security Document and accurately evidences that Security.

18.3 NON-CONFLICT WITH OTHER OBLIGATIONS

     The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and shall not:

     (a)  conflict with:

          (i)  any law or regulation applicable to it;

          (ii) its constitutional documents; or

          (iii) any agreement or instrument binding upon it or any of its assets;

     (b) result in the existence of, or oblige it to create, any Security over its assets other than as permitted under Clause 22.4 (Negative pledge).

18.4 POWER AND AUTHORITY

     It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a Party and the transactions contemplated by those Finance Documents.

18.5 VALIDITY AND ADMISSIBILITY IN EVIDENCE

     All Authorisations required or desirable:

     (a) to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a Party; and

     (b) to make the Finance Documents to which it is a Party admissible in evidence in its jurisdiction of incorporation, save that a registration may be ordered and a registration tax may become payable if and at the time when the Finance Documents will be exhibited in any court proceedings in Delaware or before any other official authority in Delaware;

     have been obtained or effected and are in full force and effect.

18.6 GOVERNING LAW AND ENFORCEMENT

     (a) Subject to the Reservations, where German law is the choice of the governing law of any Finance Document, such choice of German law shall be recognised and enforced in its jurisdiction of incorporation.

     (b) Subject to the Reservations, where Delaware law is the choice of the governing law of any Finance Document, such choice of Delaware law shall be recognised and enforced in its jurisdiction of incorporation.

     (c) Subject to the Reservations, any judgement obtained in Germany in relation to a Finance Document shall be recognised and enforced in its jurisdiction of incorporation.

     (d) Subject to the Reservations, any judgement obtained in Delaware in relation to a Finance Document shall be recognised and enforced in its jurisdiction of incorporation.

18.7 DEDUCTION OF TAX / INTEREST BARRIER RULES

     (a) It is not required under German, French, Delaware or U.S. law or elsewhere to make any deduction or withholding for or on account of Tax from any payment it may make under any Finance Document.

     (b) No tenant under any Lease is required under any law to make any deduction or withholding for or on account of Tax from any Rental Income.

     (c) In 2009 only an annual amount of up to EUR 185,000.00 of the Borrower's interest expenses will not be deductible for German corporate income tax purposes. In 2010 and the following years, only an annual amount of up to EUR 85,000.00 of the Borrower's interest expenses will not be deductible for German corporate income tax purposes. In 2009 and any following year the remaining interest expenses of the Borrower in the relevant taxable period will be fully deductible for corporate income tax purposes in Germany.

18.8 NO FILING OR STAMP TAXES

     Other than with respect to the land charge, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in any relevant jurisdiction or that any stamp duty, stamp duty land tax, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

18.9 NO DEFAULT

     (a) No Event of Default is continuing or might reasonably be expected to result from the making of the Utilisation.

     (b) To Borrower's best knowledge having made due enquiries no other event or circumstance is continuing which constitutes (or with the giving of notice, lapse of time, or the fulfilment of any other application or condition or any combination of the foregoing, would constitute) a default under any other agreement or instrument which is binding on it or to which its assets are subject which would reasonably be expected to result in a Material Adverse Effect.

18.10 NO MISLEADING INFORMATION

     (a) Any factual information provided by or authorised by and delivered on behalf of the Borrower to:

          (i)  the Finance Parties in relation to the Transaction Documents;

          (ii) the Valuer for the purposes of the most recent Market Valuation; and

          (iii) any providers of any of the Due Diligence Reports or the Report on Title;

          is in each case, true, complete and accurate in all material respects as at the date it was given and is not misleading in any material respect.

     (b) Any opinions, forecasts and projections made by or on behalf of the Borrower or the Shareholders and provided to the Finance Parties have been prepared as at their date, on the basis of recent historical information and on the assumptions believed by the Borrower or the Shareholders to be fair and reasonable.

     (c) The Borrower has not knowingly withheld any information which if disclosed may reasonably be expected materially and adversely to affect the decision of any Lender considering whether or not to provide finance to the Borrower or the value of the Property given in the most recent Market Valuation.

     (d) Nothing has occurred since the date such information was provided by or authorised by and delivered on behalf of the Borrower which renders the information originally contained in it untrue or misleading in any material respect.

18.11 FINANCIAL STATEMENTS

     The Original Financial Statements fairly represent, to the Borrower's best knowledge, the Borrower's good faith projection of its and the Shareholders' financial condition immediately following the Utilisation Date unless expressly disclosed to the Facility Agent in writing to the contrary before the date of this Agreement.

18.12 PARI PASSU RANKING

     Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.13 NO PROCEEDINGS PENDING OR THREATENED

     No litigation, arbitration or administrative proceeding of or before any court, arbitral body or agency has been started or, to Borrower's best knowledge, threatened against it which:

     (a) may reasonably be expected to restrain its entry into, the exercise of its rights under, or the performance, enforcement of or compliance with any of its obligations under, the Finance Documents; or

     (b) is reasonably likely to be adversely determined, and if adversely determined, would reasonably be expected to have a Material Adverse Effect.

18.14 ENVIRONMENTAL COMPLIANCE

     The Borrower or Tenant has performed and complied in all material respects with any Environmental Law and Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any Property where failure to do so might reasonably be expected to result in a Material

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                                                                              54


     Adverse Effect. Except as disclosed in the Environmental Reports, there is no material environmental risk on the Properties that could require immediate action.

18.15 ENVIRONMENTAL CLAIMS

     Except as disclosed in the Environmental Reports, no Environmental Claim has been commenced or (to the best of the Borrower's knowledge and belief) is threatened against the Borrower or any of the Tenants.

18.16 CONSTRUCTION AND PLANNING COMPLIANCE

     To Borrower's best knowledge, having made due enquiries, the Borrower and the Tenants have performed and complied with in all material respects of any Construction Law and Planning Law, Construction Permits and Planning Permits (to the extent applicable to the Properties and where non compliance might have a Material Adverse Effect).

18.17 CONSTRUCTION AND PLANNING CLAIMS

     No Construction Claim and Planning Claim has been commenced or (to the best of the Borrower's knowledge and belief) is threatened against the Borrower or any of the Tenants.

18.18 NO OTHER BUSINESS AND ASSETS

     (a) The Borrower has not traded or carried on any business since its formation other than conducting the business of acquiring, managing, letting and owning the Properties and related activities consistent with the Finance Documents.

     (b) The Borrower does not own any asset other than the respective Properties or assets necessary for the operation of its Business Plan.

     (c)  The Borrower does not have and has never had any employees.

     (d) The Borrower does not own directly or indirectly, legally or beneficially, any investments in any unlimited company, partnership or other entity with unlimited liability.

     (e) The Borrower has not any liabilities (whether actual or contingent) other than under the Transaction Documents, any Transaction Costs or arising as a result of its ownership and/or occupation of the Properties.

18.19 TAXATION AND OTHER LIABILITIES

     (a) It has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring interest or penalties (save to the extent that (i) payment is being contested in good faith, (ii) it has maintained adequate reserves for the payment of such Taxes and (iii) payment can be lawfully withheld).

     (b)  It is not overdue in the filing of any Tax returns.

     (c) No claims are being or are reasonably likely to be asserted against it with respect to Taxes.

     (d) It has to duly and punctually paid and discharged all other liabilities.

18.20 TITLE TO ASSETS

     Subject to registration at any relevant land registry, on and from the Initial Utilisation Date:

     (a) the Borrower is the legal and beneficial owner of each of its assets which are expressed to be the subject of the Transaction Security, in each case free from any Security (other than under the Finance Documents);

     (b) the Borrower is, subject to the Borrower being registered in the respective land register (Grundbuch), the bare legal owner (Eigentumer) in respect of, and has good and valid title to, the Properties;

     (c) the Borrower has the benefit of all necessary licences, consents and authorisations required under all applicable law in connection with its ownership of the Properties, and they are in full force and effect;

     (d) no breach of any law or regulation is subsisting which would be reasonably likely to materially adversely affect the value of any Properties or the amount of Net Rental Income;

     (e) except as disclosed in the Report on Title, there is no covenant, easement, agreement, reservation, restriction, condition or other matter which adversely affects any Property;

     (f) no Property is subject to any overriding interest or an unregistered interest which overrides first registration or registered dispositions; and

     (g) to the Borrower's best knowledge, having made due enquiries, each Property is free and clear of material damage and structural defects which could reasonably be expected to have a material adverse effect on the value of that Property.

18.21 ENCUMBRANCES

     Save as disclosed in the Report on Title and except for those charges, liens, mortgages, land charges, and encumbrances expressly provided for in the Sale and Purchase Agreement, the

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                                                                              56


     Properties is free and clear of any charges, liens, mortgages, land charges and encumbrances.

18.22 SECURITY

     (a) No Security exists over any asset of the Borrower expressed to be the subject of any Security created or expressed to be created under the Finance Document except as permitted under Clause 22.4 (Negative pledge).

     (b) The Transaction Security created or expressed to be created under the Finance Documents has or will have (after the registration of the Land Charge in the competent land register first ranking priority and it is not subject to any prior ranking or pari passu ranking Security except as permitted under Clause 22.4 (Negative pledge).

     (c) Each Security Document which purports to create a Security validly creates or will create a Security of the type described, and over the assets to which it is expressed to apply, in the relevant Finance Document and, if a Finance Document purports to evidence any Security, it accurately evidences that Security.

     (d) Any Shares which are expressed to be subject to any Security created or expressed to be created pursuant to the Finance Documents are fully paid and not subject to any option to purchase or similar rights. Except for the requirement of the Shareholders to the granting of its consent to the transfer of Shares in the Borrower, the constitutional documents of the Borrower do not and could not restrict or inhibit any transfer of those shares on creation or on enforcement of that Security.

18.23 OWNERSHIP OF BORROWER

     The entire issued share capital of the Borrower is legally and beneficially owned and controlled by the Shareholders (or, subject to the fulfilment of the "Know your customer" checks to the satisfaction of the Facility Agent, by an entity fully held and controlled by the Shareholders unless disposed in accordance with Clause 22.5 (Disposals)).

18.24 FINANCIAL INDEBTEDNESS

     Save for the Financial Indebtedness permitted under Clause 22.6 (Financial Indebtedness), there is no Financial Indebtedness existing.

18.25 INSOLVENCY

     (a) The Borrower is not unable nor admits inability to pay its debts as they fall due, nor suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.
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                                                                              57


     (b) The value of the assets of the Borrower is not less than its liabilities (taking into account contingent and prospective liabilities and reserves).

     (c) No moratorium is declared in respect of any indebtedness of the Borrower.

18.26 REPETITION

     (a) The representations set out in Clauses 18.1 (Status) to 18.25 (Insolvency) are made by the Borrower on the date of this Agreement.

     (b) The representations set out in Clauses 18.1 (Status) to 18.25 (Insolvency) (excluding Clause 19.1 (Financial Statements))(the "REPEATED REPRESENTATION") are made and shall thereafter be repeated by the Borrower by reference to the facts and circumstances then existing on the date of the Utilisation Request and each Interest Payment Date and, in the case of Clause 19.1 (a) (Financial Statements), each date on which the Borrower delivers, or, if earlier, is obliged to deliver, financial statements in accordance with Clause
          19.1 (Financial statements).

19.  INFORMATION UNDERTAKINGS

     The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount of the Secured Obligations is outstanding or any Commitment is in force.

19.1 FINANCIAL STATEMENTS

     The Borrower shall supply to the Facility Agent in sufficient copies for all the Lenders as soon as the same become available, but in any event:

     (a) within one hundred and twenty (120) days after the end of each of its financial years its unaudited financial statements for that financial year;

     (b) within forty-five (45) days after the end of each of its financial half-years its unaudited financial statements for that financial half-year; and

     (c) within one hundred and twenty (120) days after the end of the respective financial year the audited financial statements for that financial year of the applicable Existing Funds or such other ultimate owner of the Borrower as may be the case; and

     (d) within forty-five (45) days after the end of each of financial half-years the unaudited financial statements of the applicable Existing Funds for that financial half-year or such other ultimate owner of the Borrower as may be the case.

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                                                                              58


19.2 REQUIREMENTS AS TO FINANCIAL STATEMENTS

     (a) The Original Financial Statements and each set of financial statements delivered by the Borrower pursuant to Clause 19.1 (Financial statements) shall be certified by a manager or an authorised signatory of the Borrower or the Shareholders, as the case may be, as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

     (b) The Borrower shall deliver together on each Interest Payment Date in accordance with Clause 19.4 (a) (Properties information), a certificate signed by a manager or an authorised signatory for and on behalf of the Borrower certifying that no Default has occurred during the preceding financial quarter and in the form of Schedule 8 (Financial Covenants Compliance Certificate) computations establishing (if that is the case) that the Borrower is in compliance with the covenants set out in Clause 22.3 (Loan to value), the Lease Obligations Covenant, the Tenant Covenant and any issues related to a possible insolvency of any of the Tenants or Wagon PLC as at the end of such financial quarter.

19.3 ACCOUNT STATEMENTS

     No later than ten (10) Business Days before each Interest Payment Date, the Borrower shall or shall ensure that the Account Bank deliver to the Facility Agent all bank account statements (Kontoauszuge) of each Control Account that have become available to the Borrower.

19.4 PROPERTIES INFORMATION

     The Borrower shall supply to the Facility Agent in sufficient copies for all the Lenders:

     (a) no later than five (5) Business Days before each Interest Payment Date at the latest a written report in respect of the capital expenditure and development of the Properties (containing in particular, but not limited to, the report, contractor, description, budget, timeline, cost overrun and completion status for the immediately preceding ending calendar quarter);

     (b) no later than ten (10) Business Days after each Interest Payment Date occurring on the 30th of June of each calendar year at the latest an Annual Management Report for the immediately preceding ending calendar year (PROVIDED THAT where the information to be provided in the relevant section has not changed since the last Annual Management Report delivered to the Facility Agent, the relevant section may state "no change");

     (c) no later than ten (10) Business Days after each anniversary of the Initial Utilisation Date at the latest, a Market Valuation, except for the full Market Valuation to be supplied by the Borrower to the Facility Agent no later than ten (10) Business Days before the 30 March 2013;

     (d) no later than five (5) Business Days after the sending of a default notice to a Tenant, even if waived by the Borrower or remedied by the respective Tenant and of any amount due by any of the Tenants or any other tenant, a copy of such default notice; and

     (e) promptly, any other information in respect of the Properties available to the Borrower or any occupational tenant of any part of the Properties and any guarantor or surety of any such occupational tenant, insurances and such other information as the Facility Agent may reasonably request.

19.5 INFORMATION: MISCELLANEOUS

     The Borrower shall supply to the Facility Agent in sufficient copies for all the Lenders:

     (a) all documents dispatched by the Borrower to its shareholders or its creditors generally at the same time as they are dispatched;

     (b) promptly after the fifth anniversary of the Initial Utilisation any information available to the Borrower requested by the Facility Agent in respect of Wagon PLC and any of the Tenants;

     (c) promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened in writing or pending against the Borrower, and which would, if adversely determined, reasonably be expected to have a Material Adverse Effect; and

     (d) promptly, such further information regarding the financial condition, business and operations of the Borrower as any Finance Party (through the Facility Agent) may reasonably request (including, without limitation, all information and documents as maybe required under Sections 13, 13 (a) and 18 of the German Banking Act (Gesetz uber das Kreditwesen)).

19.6 NOTIFICATION OF DEFAULT

     (a) The Borrower shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it), including, but not limited to, any breach of the Borrower or any of the Tenants related to environmental issues, promptly upon becoming aware of its occurrence.

     (b) The Borrower shall inform the Facility Agent no later than five (5) Business Days before each Interest Payment Date of any breach of Lease Obligations Covenant.

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                                                                              60


     (c) Promptly upon a reasonable request by the Facility Agent, the Borrower shall supply to the Facility Agent a certificate signed by two of its managers or senior officers on its behalf certifying without personal liability except for any damage caused by such manager's or senior officer's wilful misconduct (Vorsatz) that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

     (d) The Borrower shall notify the Facility Agent of any material event promptly upon becoming aware of its occurrence.

19.7 "KNOW YOUR CUSTOMER" CHECKS

     (a) The Borrower shall promptly upon the reasonable request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender) in order for the Facility Agent, such Lender or any prospective New Lender to carry out and be satisfied with the results of all necessary "know your customer" or other checks in relation to any Finance Documents.

     (b) Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied with the results of all necessary "know your customer" or other checks in relation to any such Finance Documents.

20.  TENANT COVENANT

     From the fifth anniversary of the Initial Utilisation Date until the Final Repayment Date the Borrower shall inform the Facility Agent no later than five (5) Business Days before each Interest Payment Date that

     (a) Wagon PLC has an EBITDA Margin of at least 7 per cent and the financial ratio of Net Debt to EBITDA does not exceed 3.0; and

     (b)  Full Occupancy is fulfilled.

21.  CONTROL ACCOUNTS

     The undertakings in this Clause 21 (Control Accounts) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

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                                                                              61


21.1 DESIGNATION OF CONTROL ACCOUNT

     (a) The Borrower shall on or prior to the Initial Utilisation Date, open and maintain in its name with the designated branches of an Account Bank a current account designated "Proceeds Account".

     (b) The Borrower may only with the prior written consent of the Facility Agent, maintain any other account with any bank or financial institution, such consent not to be unreasonably withheld and provided that such other accounts will not go in any overdraft, except for

          (i) tenant deposit accounts (Mietkautionskonten) for the sole purpose of collecting rent deposits (Mietkautionszahlungen) of tenants; and

          (ii) an account with Bank of America, account number 18874014 sort code 50010900, which shall be opened and maintained by the Borrower and to which only any surplus pursuant to Clause 21.4
               (b)(vii)(4) (Proceeds Account) shall be paid. The Borrower must ensure that such account does not go into overdraft.

21.2 ACCOUNT BANK

     (a) If the Facility Agent so reasonably requires or the Borrower so requests and the Facility Agent consents (such consent not to be unreasonably withheld or delayed), an Account Bank shall (as soon as practicable after the requirement or request):

          (i)  be changed to another Account Bank; or

          (ii) change its designated branch to another branch of the Account Bank in Germany.

     (b) The Borrower shall do all such things as the Facility Agent reasonably requests in order to facilitate any such change of Account Bank (including, without limitation, the execution of bank mandate forms).

     (c) If at any time the rating of any account-holding bank falls below a minimum rating of A-1+ from Standard & Poor's Rating Services, a division of The McGraw Hill Companies Inc., P1 (short term) and Aa3 (long-term) from Moody's Investors Service, Inc. and F 1+ (short term) from Fitch Ratings Ltd. the Borrower will notify the Security Agent and procure that, within thirty (30) days of any of them becoming aware of that rating downgrade another Account Bank will be appointed in accordance with this Clause 21.2 (Account Bank).

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                                                                              62


21.3 PAYMENTS INTO THE PROCEEDS ACCOUNT

     (a) The Borrower will ensure that the Rental Income is paid directly and promptly by each Tenant into the Proceeds Account.

     (b) Subject to Clause 8.6 (Mandatory Prepayments) the Borrower will ensure that the Disposal Proceeds, the Acquisition Proceeds and the Insurance Proceeds (to the extent not directly paid to the Tenants or to be applied towards the restoration of the Properties pursuant to the respective Lease Agreement) are paid directly into the Proceeds Account.

     (c) To the extent Insurance Proceeds shall be applied towards the restoration of the Properties pursuant to the respective Lease Agreement, the Borrower will ensure that such Insurance Proceeds are paid into an account pledged with a first rank in favour of the Finance Parties and which shall become a Control Account. After consultation with the Facility Agent, the Borrower shall be entitled to transfer any monies standing to the credit of such account to third parties for the discharge of debt incurred, resulting from the restoration of the Properties.

     (d) If any Tenant of any part of the Properties sends a cheque (or otherwise makes one payment) to the Borrower which includes a sum in respect of Rental Income, that cheque or payment must be paid into the Proceeds Account.

     (e)  The Borrower will ensure that any other amount not listed in lit. (b)
          - (c) above that is paid to the Borrower and relating to the Properties is paid directly and without undue delay into the Proceeds Account.

     (f) The Borrower shall deliver within five (5) Business Days after the Initial Utilisation Date, to all Tenants a written notification instructing them to pay their rent and other payments under the relevant Lease directly into the Proceeds Account of the Borrower provided that such notification shall not be necessary if the tenants had previously been instructed to pay their rent into the Proceeds Account, as the case may be.

21.4 PROCEEDS ACCOUNT

     (a) The Facility Agent shall have sole signing rights (alleinige Zeichnungs- und Verfugungsbefugnis) on the Proceeds Account. The Borrower shall grant the Facility Agent an irrevocable order of authority (unwiderrufliche Kontovollmacht) including the right to grant a secondary power of attorney (Untervollmacht).

     (b) On each Interest Payment Date and on the Final Repayment Date the Facility Agent shall withdraw such amount standing to the credit of the Proceeds Account as it is necessary for the application in or towards (and in the order of) the following:

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                                                                              63


          (i)  first, payment of all Break Costs due from the Borrower;

          (ii) second, payment of all other costs, fees and expenses due and payable to the Finance Parties;

          (iii) third, payment of:

               (1) first, the payments due and payable pursuant to Clause 15.5 (Fixed Rate Breakage Amount Indemnity); and

               (2) second, the payments due and payable pursuant to Clause 7 (Repayment), including, but not limited to, scheduled repayments;

          (iv) fourth, in and towards payment pro rata of all accrued interest due but unpaid under the Finance Documents;

          (v)  fifth, payment of:

               (1) first, the mandatory prepayment of the Loans in inverse order of maturity as may be required pursuant to Clause 8.6 (Mandatory prepayments);

               (2) second, all amounts then due and payable under Clause 12.4 (Prepayment Fee);

               (3) third, all amounts then due and payable under Clause 8.8(b) (Restrictions); and

          (vi) sixth, all or part of the other Secured Obligations, including any default interest, then due and payable.

          (vii) seventh, any surplus, after all or part of the Secured Obligations due and payable have been irrevocably been paid or discharged, in full will be distributed on any Interest Payment date as follows:

               (1) if a Default has occurred and is continuing and until the Interest Payment Date immediately following the remedy of the Default any surplus standing to the credit of the Proceeds Account (including any amounts set out in Clause 15.5(b) (Fixed Rate Breakage Amount Indemnity)) shall, at the Facility Agent's sole discretion, be retained in the Proceeds Account and shall serve as additional cash collateral for the repayment of the Secured Obligations;

               (2) if the Lease Obligations Covenant is breached, the Facility Agent may, until the Lease Obligations Covenant is remedied on two (2) consecutive Interest Payment Dates, utilise 100 per cent. of the

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                                                                              64


                    surplus standing to the credits of the Proceeds Account (including any amounts set out in Clause 15.5(b) (Fixed Rate Breakage Amount Indemnity)) on that Interest Payment Date in repayment of the Loans and of any other Secured Obligations on a pro rata basis or as otherwise agreed between the Facility Agent and the Borrower;

               (3)

                    (A) if the Tenant Covenant is breached after 28 June 2013, the Facility Agent may utilise 100 per cent. of the surplus standing to the credits of the Proceeds Account on that Interest Payment Date until the Interest Payment Date immediately following the date on which the Tenant Covenant is fulfilled on the basis of the most recent published semi-annual unaudited or annual audited financial statements of Wagon PLC in repayment of the Loans and of any other Secured Obligations on a pro rata basis or as otherwise agreed between the Facility Agent and the Borrower;

                    (B) if the Tenant Covenant is, following a breach of a Tenant Covenant after 28 June 2013, fulfilled on an Interest Payment Date immediately following the date on which the Tenant Covenant is fulfilled on the basis of the most recent published semi-annual unaudited or annual audited financial statements of Wagon PLC, any surplus standing to the credits of the Proceeds Account shall, at the Facility Agent's sole discretion, be retained in the Proceeds Account and shall save as additional cash collateral of the Secured Obligations until the Interest Payment Date immediately following the date on which the Tenant Covenant is fulfilled on the basis of the newly published semi-annual unaudited or annual audited financial statements of Wagon PLC. If the Tenant Covenant on such Interest Payment Date is then fulfilled, any surplus, subject to the compliance of the requirements set out in lit. (1) and (2) above, may be transferred by the Facility Agent in accordance with lit. (4) below;

                    (C)  if the Tenant Covenant is breached on such date, lit.
                         (A) shall apply.

               (4) subject to the compliance with all representations, warranties and undertakings and the non-occurrence of a Default under any of the Finance Documents, any surplus standing to the credit of the Proceeds

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                                                                              65


                    Account may be transferred by the Facility Agent, after having received a respective written request from the Borrower, such written request shall not be received by the Facility Agent earlier than three (3) Business Days after each Interest Payment Date.

21.5 CONTROL ACCOUNTS GENERALLY

     (a)  Each Control Account shall be denominated in euro.

     (b) The Facility Agent shall have sole signing rights on the Proceeds Account.

     (c) On the Final Repayment Date or upon any part of a Loan becoming immediately due and payable under this Agreement, the monies outstanding to the credit of each Control Account may be applied by the Facility Agent in or towards payment of the Secured Obligations.

     (d)  The Borrower must ensure that no Control Account goes in to overdraft.

     (e) The Borrower must, within five (5) Business Days of any reasonable request by the Facility Agent, supply the Facility Agent with the following information in relation to any payment received in an
          Account:

          (i)  the date of payment or receipt;

          (ii) the payer; and

          (iii) the purpose of the payment or receipt.

     (f)  No Finance Party is responsible or liable to the Borrower for:

          (i) any non-payment of any liability of the Borrower which could be paid out of moneys standing to the credit of a Control Account other to the extent such damage is incurred as a result of wilful misconduct (Vorsatz) or gross negligence (grobe Fahrlassigkeit) of such Finance Party; or

          (ii) any withdrawal wrongly made if made in good faith on the basis of written directions.

     (g) The Borrower may pay to the Account Bank such reasonable transaction charges and other fees (in each case, consistent with the Account Bank's usual practice in relation to similar accounts) as the Borrower may from time to time agree with the Account Bank. No other charges or fees shall be payable to the Account Bank (in its capacity as such) in respect of the Proceeds Account.

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                                                                              66


     (h) This Clause 21 (Control Account) does not limit or affect the Borrower's obligations to pay the Secured Obligations or to make voluntary or mandatory payments under the Finance Documents.

     (i) The Borrower shall procure that the Account Bank waives its pledge arising out of its general business terms (AGB Pfandrecht) and any set-off and retention rights it might have in relation to the Proceeds Account.

22.  GENERAL UNDERTAKINGS

     The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount of the Secured Obligations is outstanding or any Commitment in force.

22.1 AUTHORISATIONS

     The Borrower shall promptly:

     (a) obtain, comply with and do all that is necessary to maintain in full force and effect; and

     (b)  supply certified copies to the Facility Agent of,

     any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents to which it is a Party and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2 COMPLIANCE WITH LAWS

     The Borrower shall comply, or cause Tenant to comply, in all respects with all laws to which it may be subject, if failure to so comply would materially impair its ability to perform its obligations under the Finance Documents.

22.3 LOAN TO VALUE

     The Borrower shall ensure that the aggregate sum of the Loans at any time does not exceed

     (a) prior to the second anniversary of the Initial Utilisation Date 60 per cent,

     (b) after the second and prior to the date of 30 March 2013, 55 per cent, and

     (c)  after 30 March 2013, 50 per cent

     of the Market Value at that time as recorded in the then most recent Market Valuation.

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22.4 NEGATIVE PLEDGE

     (a) The Borrower shall not create or permit to subsist any Security over the whole or any part of its assets.

     (b)  Paragraph (a) above does not apply to:

          (i) any Security which is to be irrevocably discharged or released in full on the Initial Utilisation Date;

          (ii) any Security arising by operation of law in the ordinary course of the Borrower's business (including retention of title arrangements) and securing amounts exceeding not more than an aggregate amount of EUR 100,000 overdue;

          (iii) any Security created in the general business conditions (Allgemeine Geschaftsbedingungen) of an Account Bank where an account is held provided that such Account Bank has waived its first ranking account pledge in its favour;

          (iv) the Transaction Security;

          (v) any lien permitted under section 1136 of the German Civil Code (Burgerliches Gesetzbuch);

          (vi) the land charge in favour of the City of Nagold over EUR 102,258.37 (DEM 200,000); and

          (vii) any other Security granted by the Borrower with the prior written consent of the Facility Agent.

22.5 DISPOSALS

     (a) The Borrower or any of the Shareholders shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary, to sell, lease, transfer or otherwise dispose of the whole or any part of its assets.

     (b)  Paragraph (a) above does not apply to:

          (i)  any sale, lease, transfer or other disposal:

               (1) under any Lease entered into by the Borrower in accordance with Clause 23.2 (Leases);

               (2)  which is a Permitted Disposal;

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                                                                              68


               (3) in case of a compulsory purchase of any part of any Property, if, in the opinion of the Facility Agent, the Initial Market Value of the Properties is not materially affected and the Loan to Value Ratio on the Interest Payment Date immediately following the date on which the Facility Agent has received notice of such compulsory purchase could be more than the then applicable Loan to Value Ratio;

               (4)  which is permitted under Clause 22.4(b) (Negative Pledge);

               (5) of assets (other than the Properties or parts thereof) in the ordinary course of its business;

               (6)  made with the prior written consent of the Facility Agent;

               (7)  any compulsory purchase in accordance with Clause 23.7; and

          (ii) any disposal shall be permitted (a "PERMITTED DISPOSAL") provided that:

               (1) in case of a disposal by the Borrower of its interest in the Properties if

                    (A) no Default is continuing or would occur following such disposal or, if a Default is continuing, such Default will be remedied by such disposal by repayment of 100 per cent of the Secured Obligations; and

                    (B) all of the Properties are being disposed of on arm's length terms to a bona fide third party purchaser;

                    (C) the Borrower gives at least five (5) Business Days' prior notice of such Disposal;

                    (D) the Facility Agent is satisfied that the Net Disposal Proceeds arising from the Disposal will not be less than the aggregate of:

                         -  all Secured Obligations outstanding;

                         - the amount certified by the Borrower (on the basis of its professional tax advice which shall be copied to the Facility Agent, if the Facility Agent so requires) as being the aggregate liability to Tax of Borrower arising from the Disposal;

                         -  the Disposal Costs arising from the Disposal;

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                                                                              69


                         - any sums which may become due and payable under Clause 8.6 (Restrictions) as a result of the prepayment to be made following the Disposal; and

                    (E) the Net Disposal Proceeds are directly credited by the Purchaser of the Properties into the Proceeds Account;

                    and the Borrower shall provide the Facility Agent with such evidence of the relevant sums and calculations involved as the Facility Agent may reasonably request; and

               (2) in case of any disposal by the Shareholders of any of their shares held in the Borrower, if

                    (A) such Shares in the Borrower are transferred to any member of the WP Carey Group; and

                    (B) the "Know your customer" checks have been fulfilled to the satisfaction of the Facility Agent.

22.6 FINANCIAL INDEBTEDNESS

     (a) The Borrower shall not, without the prior written consent of the Facility Agent:

          (i) permit any Financial Indebtedness to be outstanding to it by, or to make any other form of credit available to, any person;

          (ii) incur or have outstanding any Financial Indebtedness to any other person (including Affiliates); and

          (iii) pay or discharge (including, without limitation, by way of set-off or combination of accounts), or grant any guarantee, indemnity, bond, letter of credit or similar assurance against financial loss in support of, any indebtedness owed by it to any other person.

     (b) The prior written consent of the Facility Agent is given to any Financial Indebtedness:

          (i)  incurred under the Finance Documents;

          (ii) owed by the Borrower to any Shareholder and/or any Junior Creditor if such Financial Indebtedness is subordinated to amounts owing to a Finance Party under the Finance Documents by the terms of the Subordination Agreement; or

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                                                                              70


          (iii) that arises as a normal trade credit in the ordinary course of the Borrower's business and is not outstanding for more than thirty (30) days.

22.7 DISCHARGE OF EXISTING SECURITY

     The Borrower shall ensure that all prior ranking existing Security affecting the property shall be discharged.

22.8 MERGERS

     The Borrower shall not enter into any amalgamation, demerger, merger or corporate reconstruction other than with entities that are a part of the W.P. Carey Group provided that such other entity of the W.P. Carey Group has not any liabilities (whether actual or contingent and subject to a satisfactory "Know your customer" check by the Finance Parties).

22.9 CHANGE OF BUSINESS

     The Borrower shall only conduct the business of owning the Properties and managing them.

22.10 MATERIAL CONTRACTS

     The Borrower shall not amend or alter the terms of any contract to which it is a party with any entity outside of the W.P. Carey Group which creates liability in excess of EUR 100,000 without the prior written consent of the Facility Agent (not to be unreasonably withheld or delayed).

22.11 TRANSACTION DOCUMENTS

     (a) The Borrower shall not amend, vary, forego or waive any material provision, right or condition arising in or under the Transaction Documents or agree to do any of those things, without the prior written consent of the Facility Agent (acting reasonably).

     (b) The Borrower shall exercise its rights and comply with its material obligations under the Transaction Documents referred to in paragraph
          (a) above in a commercially reasonable manner.

22.12 CENTRE OF MAIN INTERESTS

     The Borrower shall not be permitted to move its centre of main interests to any jurisdiction other than its jurisdiction of incorporation.

22.13 TAXES

     The  Borrower shall:
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                                                                              71


     (a)  maintain its tax residence solely in the state of Delaware, U.S.A.;

     (b) ensure that all Taxes payable by, or assessed upon, it are paid when due except to the extent that they are contested in good faith and by appropriate means and an adequate reserve has been set aside with respect to the unpaid Tax;

     (c) ensure that input VAT (Vorsteuer) in future will not have been repaid in whole or in part pursuant to Section 15 a of the German VAT Act (Umsatzsteuergesetz) without the Facility Agent's prior written consent;

     (d) comply, within all applicable time limits, with the requirements to make, deliver or amend returns (including company tax returns) required to be made by it to any Tax Authority;

     (e) ensure that no tax losses belonging to it or tax reliefs available to it are surrendered, waived or otherwise disposed of without the Facility Agent's prior written consent;

     (f) ensure that no latent capital gains tax liability of the Borrower is triggered or realised, whether by reason of capital gains tax degrouping or for any other reason; and

     (g) not implement any measure which limits or excludes the deductibility of interest expenses for German corporate income tax purposes.

     (h) Ensure that the annual amount of interest expenses which are not deductible for German corporate income tax purposes will not exceed the amounts mentioned in Clause 18.7 (c) (Deduction of Tax / Interest Barrier Rules).

22.14 VAT

     The Borrower shall not form or be a member of any VAT group.

22.15 DISTRIBUTIONS

     (a) The Borrower shall not declare or pay any dividends or interest on unpaid dividends or distributions, fees or expenses in the nature of or intended to act as a distribution to any of the Shareholders or any of its Affiliates or make any payments in respect of Financial Indebtedness subordinated under the Subordination Agreement only in accordance with the Subordination Agreement.

     (b) Paragraph (a) shall not apply to the payment of any dividend, distribution, fee, interest, loan repayment or expenses paid out of the Proceeds Account if no Default is outstanding and the payment is made in accordance with Clause 20.5 (Proceeds Account) this Agreement.

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                                                                              72


22.16 SHARE CAPITAL

     (a)  The Borrower shall not without the prior consent of the Facility
          Agent:

          (i) redeem, reduce, repurchase, defease, retire or repay any of its share capital or resolve to do so;

          (ii) issue any limited liability company interests, stock, share, debenture or other securities to any person unless such shares are issued by the Borrower and the Shareholders of the Borrower subscribes all such new Shares by injecting new equity or other cash contribution of the Shareholders; or

          (iii) subscribe for or otherwise acquire any limited liability company interests, stock or share which is only partly paid up or in respect of which the company which issued that stock or share has any call or lien.

     (b) The Borrower shall pay on the same becoming due all calls or other payments which may be or become due in respect of any shares held by it.

22.17 SECURITISATION AND SYNDICATION

     (a)  Assignments by the Lenders:

          (i) A Lender may assign any of its rights to any European securitisation vehicle or enter into any synthetic securitisation arrangement in connection therewith.

          (ii) The consent of the Borrower and the Finance Parties is hereby irrevocably given to such an assignment.

     (b)  The Borrower agrees to:

          (i) co-operate with the Finance Parties to facilitate the rating of any Lender's interest in any of the Finance Documents by internationally recognised ratings agencies nominated by the Finance Party concerned; and

          (ii) provide such information as any Finance Party may reasonably require in connection with the sale and transfer of a Lender's interest in any of the Finance Documents in connection with any securitisation of this Facility whether alone or in conjunction with any other loan or loans, including any information that needs to be disclosed in any prospectus and/or to any internationally recognised ratings agency and its professional advisers;

          in each case, in connection with the assignment, transfer or disposal of a Lender's interest in any of the Finance Documents in relation to any securitisation of all or

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                                                                              73


          part of the Facility whether alone or in conjunction with any other loan or loans, but with no cost for the Borrower.

22.18 SECURITISATION AND TRANCHING

     (a) The Lenders shall have the right, as amongst themselves to subdivide, split, sever or modify the whole or any part of the Facility or any of them as provided in Clause (b) below.

     (b)  The Lenders may:

          (i) cause the whole and/or any part or parts of the Facility and/or the related Security Documents to be split and/or subdivided into one or more different and separate parts or tranches (whether being of equal or unequal principal amounts having the same or different interest rates and/or margins and whether, as between themselves, ranking in priority, on a pari passu basis or otherwise) each such part or tranche being a "TRANCHE";

          (ii) apportion and/or prioritise the security created by the Security Documents as between each individual Tranche;

          (iii) apportion any principal instalment as between each individual Tranche; and

          (iv) adjust or modify, waive or release any undertaking or other provision of this Agreement and/or any Security Document as necessary to give effect to any such splitting or sub-division or the stand alone nature of the Loan.

     (c) The Borrower shall (and shall use its reasonable endeavours to ensure that each Shareholder and each Junior Creditor shall):

          (i) at the request and cost of the Lenders agree actively to co-operate with the Lenders and to provide and give reasonable representations in relation to such information and execute such documents as the Lenders may reasonably request in connection with any sale or transfer of the whole or any part of any Lenders' Commitment in the Facility or any other part of the Lenders' interest in the Facility and/or any of the Financing Documents in connection with any securitisation, syndication or other transfer of these Facility or the whole or any part of any Lenders' Commitment in the Facility, including the listing of notes on any recognised stock exchange and any dealings with any competent listing or regulatory authority relating thereto whether alone or in conjunction with any other facility or facilities;

          (ii) in connection with any such securitisation, syndication or other transfer, acknowledge that a Lender may procure that internationally recognised rating agencies and legal counsel review the Facility and the Finance Documents;

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                                                                              74


          (iii) at the request and cost of such Finance Party agree to co-operate with such review and to make any necessary prudent modifications to the Finance Documents that the Facility Agent proposes in relation to such securitisation, syndication or other transfer, PROVIDED THAT such modifications are not material, do not relate to the fees or overall amount of interest payable in respect of the Facility and the financial terms of the Facility remain unchanged; and

          (iv) shall, at the request and cost of the Lenders, enter into such further documentation or agreements (including but not limited to further Finance Documents, Security Documents, intercreditor or priority agreements, and transfer documents) as the Lenders and/or the Facility Agent may reasonably request and as agreed with the Borrower.

     (d) Any such transfer, assignment, novation and any associated request or requirement of the Lenders and/or the Facility Agent pursuant to Clause (c) above shall be subject to the following conditions:

          (i) no change in tenor, and overall amount of the Facility being imposed on any provider of Security;

          (ii) no change in the timing of any interest or principal repayments by the Borrower;

          (iii) no change in any undertaking given by a provider of Security under any Finance Document which may have an adverse effect on any provider of Security under any Finance Document;

          (iv) any provider of Security and the Borrower being reimbursed any additional costs in such regard and the legal, tax and financial situation of the Borrower is not adversely affected; and

          (v) after such transfer, assignment, novation, split, sub-division or other amendment contemplated by this Clause 22.18 (Securitisation and Tranching) the weighted average of interest rate attributable to each Tranche shall be no greater than the overall interest rate attributable to the Facility prior to the same to the extent that the amount of interest, principal repayments and/or fees payable by the Borrower pursuant to this Agreement shall not (in aggregate) exceed the amount of the same which would have been payable had no such transfer, assignment, novation, split, sub-division or other amendment taken place.

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                                                                              75


22.19 CONDUCT OF BUSINESS

     (a) The Borrower shall not trade or carry on any business, or incur any liabilities, other than the business of disposing, marketing, managing and owning the Properties consistent with the terms of the provision of the Finance Documents.

     (b) The Borrower shall conduct its business in a reasonable and prudent matter and in accordance with its constitutional documents and the Finance Documents.

     (c) The Borrower will, save as otherwise expressly permitted under the terms of this Agreement:

          (i) maintain its accounts, books and records separately from any other person;

          (ii) maintain separate accounts and financial statements, provided that the Borrower may consolidate its financial statements with its parent companies;

          (iii) not commingle its assets with those of any other;

          (iv) conduct its business in its own name;

          (v) only enter into transactions in accordance with the Finance Documents, in good faith for its own benefit and on arm's length terms,

          (vi) discharge all obligations and liabilities due and owing by it from its own funds;

          (vii) not acquire or allowed to be transferred to it any obligations or securities of its Shareholders;

          (viii) use its own invoices and not those of any other person; and

          (ix) hold itself out as a separate entity.

22.20 NO EMPLOYEES

     The Borrower shall not at any time have any employees.

22.21 PARI PASSU RANKING

     Its payment obligations under the Finance Documents will always rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

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                                                                              76


22.22 OWNERSHIP OF THE BORROWER

     Subject to Clause 22.5(b)(ii)(2) (Disposals), the entire issued share capital of the Borrower will be legally and beneficially owned and controlled by the Shareholders unless the prior written consent of the Lenders approve any sale of the Shares to a third party or as permitted under this Agreement.

22.23 INVESTMENTS

     The Borrower will not:

     (a) acquire directly or indirectly (whether by one transaction or by a series of related transaction) any interest whatsoever in the share capital (or equivalent) or the business or undertaking (including without limitation, any franchise rights) or assets constituting a separate business or undertaking of any person;

     (b)  acquire any company, business or undertaking; or

     (c) make any other investment or otherwise acquires any document evidencing Financial Indebtedness, loan stock or other securities,

     unless otherwise approved in writing by the Majority Lenders (such approval not to be unreasonably withheld).

22.24 NO OTHER CAPITAL EXPENDITURE

     The Borrower shall not carry out any other capital expenditure other than the Capex Costs unless it is funded out of equity and material liability may arise out of them exceeding an aggregate amount of EUR 100,000.

23.  PROPERTY UNDERTAKINGS

     The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount of the Secured Obligations is outstanding or any Commitment is in force.

23.1 TITLE

     The Borrower shall:

     (a) observe and perform all restrictive and other covenants, stipulations and obligations now or at any time affecting the Properties insofar as the same are subsisting and are capable of being enforced;

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                                                                              77


     (b) duly and diligently enforce all restrictive or other covenants, stipulations and obligations benefiting the Properties and not waive, release or vary (or agree to do so) the obligations of any other party thereto; and

     (c) promptly take all such steps (including, without limitation, the execution, completion and delivery of documentation, returns, forms and certificates; the answering of any questions or correspondence from any Tax Authority or any land registry; the payment of any fees, penalties, tax and interest), as may be necessary or desirable to enable the Security expressed to be created by the Finance Documents and its title to the relevant Properties to be validly registered at the competent land registry.

23.2 LEASES

     (a) Subject to paragraphs (b) and (d) below and except as permitted under the applicable Lease, the Borrower shall not, without the prior written consent of the Facility Agent (such consent not to be unreasonably withheld or delayed):

          (i) enter or agree to enter into any new Lease save pursuant to an agreement for lease;

          (ii) agree to any amendment, waiver or surrender in respect of any Lease other than the amendments contemplated in the Sale and Purchase Agreement;

          (iii) agree to any sublease to be entered between any of the Tenants and a third party (other than a sublease to an Affiliate of a Tenant) in respect of a Property;

          (iv) consent to any assignment of any tenant's interest under any Lease except as required under the applicable Lease;

          (v) waive, release, forfeit or exercise any right of re-entry or vary any obligation under, or the terms of, or exercise any option or power to break, determine or extend, any Lease; or

          (vi) accept or permit the surrender of all or any part of any Lease.

     (b) The Borrower shall notify the Facility Agent upon any proposed action set out in paragraph (a) and the Facility Agent shall respond within fifteen (15) Business Days following the receipt of such notice. If the Facility Agent considers the proposed action sufficiently complex (acting reasonably), the Facility Agent and the Borrower shall agree upon such longer period as the Facility Agent deems necessary.

     (c) Paragraph (a) does not apply to any replacement of any of the Tenants as lessee under the respective lease agreement or to any sub-lease agreements, if:

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                                                                              78


          (i) in respect of sub-leases, the respective sub-lease agreements do not exceed 25 % of the aggregate amount of Rental Income in respect of such Property received by such Tenant during the immediately preceding Interest Period; or

          (ii) in respect of new lease agreements,

               (1) the new lease agreement to be entered into is in all material respects, including, but not limited to, the term of the lease, the net rental income deriving out of such lease, identical to the Lease with the Tenants; and

               (2)  the Borrower has notified the Facility Agent at least twenty
                    (20) Business Days prior to the signing of such new lease agreement.

     (d)  The Borrower shall

          (i)  diligently collect all Rental Income payable under each Lease;

          (ii) use commercially reasonable endeavours of a prudent merchant (ordentlicher Kaufmann) to enforce the tenant's obligations under each Lease (including the enforcement of any related guarantee); and

          (iii) duly and diligently implement the provisions of any Lease (including any provision for the review of the rents thereby reserved).

23.3 ENVIRONMENTAL COMPLIANCE

     (a) The Borrower shall comply, or shall cause the Tenant to comply, in all material respects with all Environmental Law and obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same.

     (b) The Borrower shall promptly implement, or shall cause the Tenant to implement, (and, in any event, within any time period stipulated in any Environmental Report) all steps recommended to be implemented under any such Environmental Report and under any official decree and notify the Facility Agent when all such steps have been implemented fully.

     (c) The Borrower shall inform the Facility Agent in writing as soon as reasonably practicable upon becoming aware of the same:

          (i) if any Environmental Claim has been commenced or (to the best of the Borrower's knowledge and belief) is threatened against the Borrower or any Tenant, or

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                                                                              79


          (ii) of any facts or circumstances which shall or are reasonably likely to result in any Environmental Claim being commenced or threatened against the Borrower or any Tenant.

23.4 VAT ELECTION

     The Borrower shall not, without the prior written consent of the Facility
     Agent:

     (a) change the treatment of its services as exempt or taxable, for German value added tax purposes; or

     (b) exercise any option, election or discretion to transfer or otherwise dispose of all or part of any right to credit or repayment in respect of any VAT from the relevant Tax Authority.

23.5 MARKET VALUATIONS

     (a) The Borrower shall request the Valuer to promptly prepare and deliver to the Facility Agent a yearly desktop Market Valuation of the Properties to be provided on each anniversary of the Initial Utilisation Date of the Facilities.

     (b) Subject to lit. (c) below, the Facility Agent may also, at any other time, request:

          (i) the Valuer promptly to prepare and deliver to the Facility Agent a full Market Valuation of;

          (ii) the Valuer promptly to prepare and deliver to the Facility Agent a structural survey of; or

          (iii) the Borrower to ensure an environmental report is prepared in relation to,

          the Properties as the Facility Agent may direct. The cost of each such full Market Valuation, survey or report shall be borne by the Facility Agent unless such full Market Valuation, survey or report reveals an Event of Default which is continuing in which case the costs shall be borne by the Borrower.

     (c) No later than ten (10) Business Days before the 30 March 2013, the Borrower shall request the Valuer to promptly prepare and deliver to the Facility Agent a full Market Valuation. The Borrower shall supply such full Market Valuation to the Facility Agent no later than ten
          (10) Business Days prior to the 30 March 2013. The costs of such full Market Valuation shall be borne by the Borrower.

     (d) The Borrower shall supply to the Facility Agent promptly copies of all external valuations (including year end valuations) relating to the Properties or parts thereof.

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                                                                              80


23.6 INSURANCE

     (a) The Borrower shall ensure to the satisfaction of the Facility Agent that the Tenants effect and maintain and that there is effected and maintained at all times with Zurich Insurance Company or a substantial and reputable insurance underwriter having a long term credit rating of at least A- from Standard & Poor's Rating Services, a division of the McGraw-Hill Companies Inc., and, in addition, either A3 (long term) from Moody's Investors Service, Inc. or, if the insurer does not possess such other rating, ensure that the insurer is a reputable insurance company and is authorised to underwrite insurances in Germany or otherwise acceptable to the Facility Agent (acting reasonably):

          (i) an insurance in respect of the Properties, trade and other fixtures and fixed plant and machinery forming part of the Properties against loss or damage by fire, explosion, storm, tempest (including lightning), flood, earthquake, burst pipes, impact, heave, subsidence and (in peacetime) aircraft and other aerial devices and articles dropped from them, riot, civil commotion and malicious damage, impact by road vehicle and such other risks and contingencies as are insured in accordance with sound commercial practice in Germany or which the Facility Agent may direct from time to time to the full reinstatement value thereof with sufficient provision also being made for the cost of clearing the site and architects', engineers', surveyors' and other professional fees incidental thereto (together with provision for forward inflation) and the loss of Rental Income or prospective Rental Income for a period of not less than two (2) years and having regard to any potential increases in Rental Income or to the value of the Nagold Property as a result of reviews or resulting from Works performed in respect of the Nagold Property;

          (ii) an insurance against product and third party and public liability risks with a limit of not less than EUR 3,000,000; and

          (iii) any other insurance as the Borrower or the Facility Agent shall reasonably request which is applicable to commercial properties and constitutes a risk and an amount that it is usual business practice to insure against in Germany.

     (b) The Borrower shall ensure at all times that all Insurance Policies contain a mortgagee clause whereby such Insurance Policy shall not be vitiated or avoided as against a mortgagee or security holder in the event of or as a result of any misrepresentation, act, neglect or failure to make disclosure on the part of the insured party (other than the Finance Parties) or any tenant or other insured party and a waiver of all rights of subrogation or a ny circumstances beyond the control of any insured party.

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                                                                              81


     (c) The Borrower shall ensure at all times that all Insurance Policies contain terms providing that it shall not be invalidated so far as the Facility Agent is concerned for failure to pay any premium due without the insurer first giving to the Facility Agent not less than fourteen
          (14) days' written notice. The Borrower shall use its best endeavours that each relevant insurer will issue a certificate of third party interest in the insurance (Sicherungsbestatigung / Sicherungsschein) in favour of the Facility Agent confirming that the legal provisions set out in sections 94 and 142 to 149 of the German Insurance Contract Act (Versicherungsvertragsgesetz) apply to all kinds of property insurances.

     (d) The Facility Agent may request the Borrower to provide it with details of any Insurance Policy and may, if it considers that the amount insured by, or the risks covered by, any such Insurance Policy are inadequate based upon reasonable standards of owners of similar commercial real estate in Germany, require the Borrower to increase the amount insured by, and/or amend the category of risks covered by, any such Insurance Policy to such extent and in such manner as the Facility Agent may consider appropriate but not exceeding the Market Value of the Properties and the Borrower shall promptly comply with such request.

     (e)  The Borrower shall:

          (i) use all reasonable endeavours to ensure that there has been given to the Facility Agent such information in connection with, and copies of, the Insurance Policies as the Facility Agent may at any time require and shall notify the Facility Agent of renewals made and material variations or cancellations of Insurance Policies made or, to the knowledge of the Borrower, threatened or pending;

          (ii) not do or permit anything to be done which may make void or voidable any Insurance Policy; and

          (iii) ensure that each Tenant duly and punctually pays all premiums and other monies payable under all Insurance Policies and produce on yearly basis and for each renewal to the Facility Agent a copy or sufficient extract of every Insurance Policy together with the premium receipts or other evidence of the payment thereof.

     (f)  The Borrower shall at all times:

          (i) ensure that each Insurance Policy (other than third party liability insurances) is in the name of the respective Tenant concerned (Versicherungsnehmer) and the Facility Agent on behalf of the Finance Parties as co-insured with the Facility Agent named as loss payee (Versicherter) within the meaning of Section 74 et seq. of the German Insurance Contract Act

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                                                                              82


               (Versicherungsvertragsgesetz), (Versicherung fur fremde Rechnung) and shall ensure that either each Insurance Policy contains a provision under which the proceeds of the insurance are payable directly to the Proceeds Account or it irrevocable instructs the respective insurance company to transfer any proceeds payable under the respective Insurance Policy is directly paid into the Proceeds Account; and

          (ii) where any asset is for the time being insured otherwise than in the name of the Facility Agent and the respective Tenant (other than third party liability insurances), cause the interest of the Facility Agent to be noted or endorsed on the policy or policies of insurance relating thereto.

     (g) If any Tenant does not comply with its obligations in respect of any Insurance Policy, the Facility Agent may (without any obligation to do so), after the Facility Agent has set down a twenty (20) Business Days' grace period, effect or renew any such Insurance Policy in its own name (and not in any way for the benefit of the Borrower or the respective Tenant) and the monies expended by the Facility Agent on so effecting or renewing any such insurance shall be reimbursed by the Borrower to the Facility Agent on demand. However, the Facility Agent shall not be required to set the grace period of twenty (20) Business Days if the Properties was underinsured or non-insured during such grace period.

23.7 COMPULSORY PURCHASE

     (a) The Borrower shall promptly after becoming aware notify the Facility Agent if any part of the Properties is compulsorily purchased or the applicable governmental agency or authority makes an order for the compulsory purchase of the same.

     (b) On receipt of such notice from the Borrower, the Facility Agent shall be entitled to request a revised Market Valuation of the Properties (the cost of any such Market Valuation shall be borne by the Borrower) ignoring that part being compulsorily purchased, for the purposes of Clause 22.3 (Loan to value).

23.8 REPAIR AND RECONSTRUCTION

     The Borrower shall ensure that each Tenant:

     (a) repairs and keeps or causes each Tenant to repair and keep in good and substantial repair and condition the Properties and any other machinery and equipment forming part of the Properties and when necessary replaces the same by items of similar quality and value taking into account any Construction and Planning Law and Construction and Planning Permits;

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                                                                              83


     (b) after being required to do so by the Facility Agent, makes good or causes each Tenant to make good within the time periods set forth in the applicable Lease, any want of repair in the Properties and any other machinery and equipment forming part of the Properties;

     (c) reconstructs the Properties within the time periods and as provided in the applicable Lease in case of the occurrence of an event of force majeure; and

     (d) promptly implements or causes each Tenant to implement in accordance with the applicable Lease (and, in any event, within any time period stipulated in any such structural survey) all steps recommended to be implemented under any structural survey referred to in the relevant reports set out in Schedule 2 (Conditions precedent) or requested in accordance with Clause 23.5(b)(ii) (Market Valuations) and notifies the Facility Agent when all such steps have been implemented fully.

23.9 ALTERATIONS

     The Borrower shall not and shall ensure that the Tenants, at any time, without the prior written consent of the Facility Agent:

     (a) effect, carry out or permit any demolition, reconstruction or rebuilding of or any structural alteration to, or material change in the use of, the Properties or parts thereof; or

     (b) sever, unfix or remove any of the fixtures (except for the purpose and in the course of effecting necessary repairs thereto or of replacing the same with new or improved models or substitutes) thereon belonging to or in use by the Borrower.

     (c) Notwithstanding the paragraphs (a) and (b) above, the consent of the Facility Agent shall not be required to the extent the consent of the Landlord is not required for an alteration pursuant to Clause 10.3 of the applicable Lease.

23.10 NOTICES

     (a) The Borrower shall promptly give full particulars (and if requested a copy of any written particulars received by the Borrower) to the Facility Agent of any notice, order, directive, designation, resolution or proposal having application to the Properties or to the area in which it is situate by any planning authority or other public body or authority under or by virtue of planning acts or any other statutory power or powers conferred by any other law; and

     (b) if so required by the Facility Agent, the Facility Agent may at the cost of the Borrower take all reasonable or expedient steps (in the name of the Borrower or otherwise) to ensure compliance with any such notice or order and may at the cost of the Borrower make such objection or objections or representations against or in respect of any proposal for such a notice or order as the Facility Agent considers expedient.

23.11 PAY RENTS, CHARGES AND TAXES

     The Borrower shall and shall ensure that the Tenants punctually pay or cause to be paid and indemnify the Facility Agent on demand against all existing and future rents, Taxes, fees, renewal fees, charges, assessments, impositions and outgoings whatsoever whether imposed by deed or by statute or otherwise and whether in the nature of capital or revenue and even though of a wholly novel character which now or at any time during the continuance of the security constituted by or pursuant to this Agreement are payable in respect of the Properties or any part thereof.

23.12 REFURBISHMENT

     The Borrower shall and shall ensure that the Tenants without undue delay complete all pending refurbishment and reconstruction works at the Properties as agreed in any Lease in case pending refurbishment works have not been properly completed by the Sellers and have not been approved and signed off by the respective tenant upon completion.

23.13 SERVICE CHARGE EXPENSES

     The Borrower shall ensure that the Tenants promptly pay all Service Charge Expenses as set out in the Lease Agreements.

23.14 ENTRY AND POWER TO REMEDY BREACHES

     (a) If, at any time, the Borrower fails, or is considered by the Facility Agent to have failed to have performed, any obligation under this Clause 23 (Properties undertakings), it shall be lawful for the Facility Agent (without any obligation to do so), if it gives the Borrower not less than thirty (30) Business Days' prior written notice, subject to the rights of Tenant under the Leases, to enter the Properties with or without agents appointed by it, architects, contractors, workmen and others as it may determine and execute such works and take such steps as may, in the opinion of the Facility Agent, be required to remedy or rectify any such failure and do or take any action on or in relation to the Properties as may in the opinion of the Facility Agent be required to remedy or rectify such failure.

     (b) The reasonable fees, costs and expenses incurred by the Facility Agent for such works and taking such steps shall be reimbursed by the Borrower to the Facility Agent on demand.

     (c)  The exercise by the Facility Agent of its powers under this Clause
          23.13 (Entry and power to remedy breaches) shall not render any Finance Party liable to account as mortgagee in possession.

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                                                                              85


24.  CAPEX UNDERTAKINGS

     The undertakings in this Clause 24 (Capex Undertakings) remain in force from the date of this Agreement for so long as any amount of the Secured Obligations is outstanding or any Commitment is in force.

24.1 WORKS

     (a) The Borrower shall diligently and expeditiously ensure the design, carrying out and completion of all Works by the Tenants pursuant to the respective Lease Agreements in accordance with (as applicable) the applicable plans, drawings, calculations, consents and specifications and otherwise in accordance with this Agreement, and (without limiting or derogating from the requirements of the plans, drawings, calculations, consents and specifications and this Agreement):

          (i) in a good and workmanlike manner, using materials which are fit for their respective purposes, free from any latent or inherent defect (whether of design, workmanship or material); and

          (ii) at least in accordance with all relevant laws and regulations.

     (b) In respect of any Works, the Borrower shall without undue delay (unverzuglich):

          (i) obtain, or ensure the obtaining of all required consents so as to ensure the required Consents are in place as and when required for the purposes of the relevant Works and use its reasonable endeavours to ensure that each such consent is preserved and remains effective without material amendment for the benefit of the Works;

          (ii) in all material respects, comply, or ensure compliance with, all laws relating to the Works and all conditions attaching to any consent; and

          (iii) exercise its rights and comply in all material respects with its obligations under each Capex Document and use its reasonable endeavours to ensure that other exercise their rights and comply with their obligations under each Capex Document in a proper and timely manner.

     (c) The Borrower shall not, except with the prior written consent of the Facility Agent enter into or agree to or permit to be agreed any amendment to any contract or budget in relation to any Works after the same shall have been approved in writing by the Facility Agent which is likely to have an adverse effect on

          (i)  the cost, size, specification, lay-out or quality of those Works;
               or

          (ii) the timing of completion of those Works.

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                                                                              86


24.2 CAPEX COSTS

     (a) The Borrower and each of the Tenants shall not incur any cost or expense in connection with any Works which is not anticipated in the calculations and/or budgets except where the aggregate of such costs and expenses at any time does not exceed EUR 100,000 or if such costs are 100 % funded out of equity by the respective Tenant.

     (b) The Borrower shall ensure prompt payment or funding, from sources other than the Capex Loans, but in compliance with the terms of this Agreement, all cost overruns.

     (c) The Borrower shall ensure that costs and expenses in connection with Works over and above those financed by the Lender are funded in full by insertion of equity by the Shareholders, subordinated intercompany debt or the applicable Tenant.

25.  EVENTS OF DEFAULT

     Each of the events or circumstances set out in this Clause 25 (Events of Default) is an Event of Default.

25.1 NON-PAYMENT

     The Borrower or any Shareholder or Junior Creditor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless

     (a) in respect of any payment obligations set out in Clause 7, 8 and 9, its failure to pay is caused solely by an administrative or technical error in the transmission of funds and such failure is remedied in two
          (2) Business Days, or

     (b) in respect of any other payment obligation not mentioned in (a), its failure is remedied in three (3) Business Days.

25.2 BREACH OF SPECIFIC UNDERTAKINGS

     (a) The Borrower does not comply with Clauses 21 (Control Accounts) (unless any failure by the Borrower to perform or comply with that Clause is caused solely by the default on the part of the Facility Agent in applying proceeds standing to the credit of a Control Account in accordance with this Agreement), 22.3 (Loan to value) (subject to Clause 25.2 (b) below), 20.6 (Disposals), 22.6 (Financial Indebtedness), 22.15 (Distributions), 22.21 (Pari Passu Ranking) 23.2 (Leases), 23.4 (VAT election), 23.5 (Market Valuations) and 23.6 (Insurance) (other than those obligations referred to in Clause 25.1 (Non-payment)).

     (b) No Event of Default under Clause 22.3 (Loan to value) shall occur if the failure to comply is capable of remedy and is remedied on the immediately succeeding Interest Payment Date by means of

          (i) cash equity contribution or shareholder loans by an Affiliate of the Borrower which are subordinated in accordance with the Subordination Agreement; or

          (ii) a cash deposit by the Borrower into a reserve account on terms satisfactory to the Facility Agent.

          However, the cure rights under this Clause 25 (b) (Breach of specific undertakings) may only be used not more than two (2) times (not two
          (2) consecutive times) throughout the term of this Agreement.

     (c) Notwithstanding paragraph (b) above, no Event of Default shall under paragraph (a) above occur if the failure to comply is capable of remedy in the opinion of the Facility Agent and is remedied within twenty (20) days of the occurrence of such Event of Default.

25.3 ENCUMBRANCES OF THE PROPERTIES

     The Borrower creates or allows to exist a security interest over the Properties which is not permitted or only permitted pursuant to Clause 22.4(b) (vi) (Negative pledge).

25.4 BREACH OF OTHER UNDERTAKINGS

     (a) The Borrower or any Shareholder or any Junior Creditor does not comply with any material provision of the Finance Documents other than those referred to in Clauses 20 (Tenant Covenant), 25.1 (Non-payment), 25.2 (Breach of specific undertakings) and 25.3 (Encumbrances of the Properties)).

     (b) No Event of Default under paragraph (a) above shall occur if the failure to comply is capable of remedy in the opinion of the Facility Agent and is remedied within fifteen (15) Business Days of the Facility Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

25.5 MISREPRESENTATION

     Any material representation or statement made or deemed to be made by the Borrower, any Shareholder or any Junior Creditor in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the circumstances giving rise to the misrepresentation are capable of remedy and (i) except for Clause 18.7 (c) (Deduction of Tax / Interest Barrier Rules) are remedied within twenty (20) Business Days of the earlier of the Facility Agent

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                                                                              88


     giving notice of the misrepresentation and the Borrower or the respective Shareholder becoming aware of the misrepresentation, or, (ii) in case of Clause 18.7 (c) (Deduction of Tax / Interest Barrier Rules), if the thresholds set out in Clause 18.7 (c) (Deduction of Tax / Interest Barrier Rules) have been exceeded, the additional taxes triggered by the interest barrier rules have been financed upon request by the Facility Agent by equity contributions of an Affiliate of the Borrower, such equity contributions being subordinated in accordance with the Subordination Agreement.

25.6 CROSS-DEFAULT

     (a) Any Financial Indebtedness of the Borrower, Shareholder or any Junior Creditor is not paid when due nor within any originally applicable grace period;

     (b) any Financial Indebtedness of the Borrower, Shareholder or any Junior Creditor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described),

     (c) any commitment for any Financial Indebtedness of the Borrower, Shareholder or any Junior Creditor is cancelled or suspended by a creditor of the Borrower as a result of an event of default (however described);

     (d) any creditor becomes entitled to declare any Financial Indebtedness of the Borrower, Shareholder or any Junior Creditor due and payable prior to its specified maturity as a result of an event of default (however described;

     unless the aggregate principal amount of Financial Indebtedness falling within (a) to (d) above is less than EUR 100,000.

25.7 INSOLVENCY

     (a) The Borrower is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

     (b) The value of the assets of the Borrower is less than its liabilities (taking into account contingent and prospective liabilities).

     (c) A moratorium is declared in respect of any indebtedness of the Borrower.

25.8 INSOLVENCY PROCEEDINGS

     Any corporate action, legal proceedings or other procedure or step is taken, or notice given, in relation to:

     (a) the opening of insolvency proceedings, the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of, or the appointment of an administrator to the Borrower, voluntary or judicial liquidation, composition with creditors, reprieve from payment, controlled management, general settlement with creditors, reorganisation or similar law affecting the rights of creditors generally; or

     (b) a composition, assignment or arrangement with any creditors of the Borrower; or

     (c) the appointment of an insolvency administrator, a provisional liquidator, a liquidator, receiver, receiver or manager, administrative receiver, preliminary insolvency administrator, compulsory or interim manager or other similar officer in respect of the Borrower or any of its assets; or

     (d)  enforcement of any Security over any assets of the Borrower,

     or any analogous procedure or step is taken in any jurisdiction.

25.9 CREDITORS' PROCESS

     Any expropriation, attachment, sequestration, distress or execution affects any material asset or assets of the Borrower or any of the Shareholder and is not discharged within ten (10) days.

25.10 INSOLVENCY OF ANY OF THE TENANTS

     (a) A Tenant is unable or admits inability to pay its debts as they fall due or is deemed to be or declared to be unable to pay its debts (including German law Zahlungsunfahigkeit in accordance with section 17 of the German Insolvency Code (Insolvenzordnung) or insolvent or in a situation of impending illiquidity (drohende Zahlungsunfahigkeit) in accordance with section 18 of the German Insolvency Code (Insolvenzordnung) or overindebted (uberschuldet) in accordance with section 19 of the German Insolvency Code (Insolvenzordnung) or any similar concept under applicable law other than German law suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

     (b) The value of the assets of a Tenant is less than its liabilities (taking into account contingent and prospective liabilities).

     (c) An application has been rejected on grounds of insufficiency of assets (including German law Abweisung mangels Masse) by a court or by direct application of the law in Germany or elsewhere for the winding-up, dissolution or administration of any of the Tenants.

     (d)  A moratorium is declared in respect of any indebtedness of a Tenant.

     (e) A Tenant or any third party files for the opening of insolvency proceedings of such Tenant's assets or insolvency proceedings on the Tenant's assets are opened or dismissed for lacking assets.

25.11 INSOLVENCY OF WAGON PLC

     The Finance Parties shall act reasonably in making a decision of whether to declare a Default pursuant to this Clause 25.11 (Insolvency of Wagon PLC):

     (a) Wagon PLC is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

     (b) The value of the assets of Wagon PLC is less than its liabilities (taking into account contingent and prospective liabilities).

     (c) A moratorium is declared in respect of any indebtedness of any of the Tenants or of Wagon PLC.

25.12 COMPULSORY PURCHASE

     Any part or interest of the Borrower in the Properties is compulsorily purchased or is otherwise nationalised or otherwise expropriated unless otherwise permitted in this Agreement and subject to Clause 22.5 (b)(i)(3) (Disposals).

25.13 MAJOR DAMAGE

     The Properties or parts thereof are destroyed or otherwise damaged and the Facility Agent determines (acting reasonably) that such destruction or damage is not fully insured for full reinstatement value or which may result in any abatement of rent under any Lease which abatement the Facility Agent determines (acting reasonably) is not fully insured for a period of at least two (2) years.

25.14 CESSATION OF BUSINESS

     The Borrower ceases, or threatens to cease, to carry on a substantial part of its business except as a result of any Disposal permitted under this Agreement.

25.15 UNLAWFULNESS

     It is or becomes unlawful for the Borrower or any Shareholder or any Junior Creditor to perform any of its obligations under the Finance Documents or any Transaction Security

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                                                                              91


     created or expressed to be created or enhanced by the Security Documents ceases to be effective.

25.16 FINANCE DOCUMENTS

     Any Finance Document, the Sale and Purchase Agreement or any Transaction Security is not, or is alleged by any Party thereto (other than a Finance Party) not to be, binding on or enforceable against such Party or effective to create any Security intended or purported to be created by it.

25.17 REPUDIATION (ENDGULTIGE ERFULLUNGSVERWEIGERUNG)

     The Borrower, any of the Shareholders or any Junior Creditor repudiates a Finance Document or Sale and Purchase Agreement or evidences an intention to repudiate a Finance Document or Sale any Purchase Agreement.

25.18 TRANSACTION SECURITY

     (a) The Borrower or any Shareholder fails to perform or comply with any of the obligations assumed by it under the Security Documents.

     (b) At any time any of the Transaction Security is not or ceases to be legal, valid, binding or enforceable.

25.19 TERMINATION

     The Borrower or the any of the Shareholders suspends, terminates or cancels any Security or guarantee for whatever reason.

25.20 OWNERSHIP OF THE BORROWER

     All of the membership interests of the Borrower are not or ceases to be legally and beneficially owned and controlled by the Shareholders or by an entity fully controlled by the respective Shareholder except as a result of any disposal permitted under this Agreement, including a transfer to a member of the W.P. Carey Group pursuant to Clause 22.5 (Disposals)

25.21 TRANSFER OF OBLIGATIONS

     The Borrower assigns any of its rights or transfer any of its rights and obligations under the Finance Documents to a third party without the prior written consent of the Original Lender and except for any transfers of rights and obligations to a member of the W.P. Carey Group.

25.22 TAX AUTHORITY ASSESSMENTS

     Any tax authority assessment, which is reasonably likely to have a Material Adverse Effect.

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                                                                              92


25.23 MATERIAL ADVERSE EFFECT

     Any event or series of events occurs which gives rise to a Material Adverse Effect other than a breach of the Lease Obligations Covenant, the Tenant Covenant or the Loan to Value Covenant.

25.24 ACCELERATION

     On and at any time after the occurrence of an Event of Default which is continuing, the Facility Agent may, and shall, if so directed by the Majority Lenders, by notice to the Borrower:

     (a) cancel the Total Commitments whereupon they shall immediately be cancelled;

     (b) declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

     (c) take any step to enforce or direct the Security Agent to enforce any Security, or exercise any rights, remedies and powers of the Finance Parties, under the Finance Documents.

26.  CHANGES TO FINANCE PARTIES

26.1 ASSIGNMENTS AND TRANSFERS BY THE LENDERS

     Subject to this Clause 26, a Lender (the "EXISTING LENDER") may:

     (a)  assign any of its rights; or

     (b) assign and transfer or otherwise dispose of, any of its rights and obligations by way of assumption of contract (Vertragsubernahme),

     under the Finance Documents (including any Security created under the Finance Documents) to

     (a)  any of its subsidiaries;

     (b)  another bank or any other financial institutions; or

     (c)  to a new lender

     (the "NEW LENDER").

26.2 CONDITIONS OF ASSIGNMENT OR TRANSFER

     (a)  Such an assignment or disposal shall only be effective on:

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                                                                              93


          (i) receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) (acting reasonably) that the New Lender shall assume the same obligations to the Finance Parties as it would have been under if it was the Existing Lender concerned and upon such assignment or disposal becoming effective, the assigning or disposing Lender will be relieved of its obligations under the Finance Documents to the extent assumed by the New Lender; and

          (ii) performance by the Facility Agent of all "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

     (b)  A transfer shall only be effective if the procedure set out in Clause
          26.4 (Procedure for transfer) is complied with.

     (c) Nothing in any Finance Document shall be construed as prohibiting a Lender from creating Security over any or all of its rights under the Finance Documents (including any Security created under the Finance Documents) in favour of any person at any time.

     If:

     (d) a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

     (e) as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender, or the Lender acting through its new Facility Office, under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased Costs), then the New Lender, or the Lender acting through its new Facility Office, is only entitled to receive payment under those clauses to the same extent as the Existing Lender, or Lender acting through its previous Facility Office, would have been if the assignment, transfer or change had not occurred and accordingly the Borrower shall not be obliged to make any payment to the New Lender or Lender acting through its new Facility Office under those clauses in excess of the payment that it would have had to make to the Existing Lender or Lender acting through its previous Facility Office if the assignment, transfer or change had not occurred.

26.3 LIMITATION OF RESPONSIBILITY OF EXISTING LENDERS

     (a) Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to the New Lender for:

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                                                                              94


          (i) the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

          (ii) the financial condition of the Borrower;

          (iii) the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

          (iv) the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

          and any representations or warranties implied by law are excluded.

     (b) Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

          (i) has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

          (ii) shall continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

     (c)  Nothing in any Finance Document obliges an Existing Lender to:

     (d) accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned, transferred or disposed of under this Clause 26; or

     (e) support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

26.4 PROCEDURE FOR TRANSFER

     (a) Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer) a transfer (Vertragsubernahme) is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

     (b) The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

     (c)  On the Transfer Date:

          (i) to the extent that in the Transfer Certificate the Existing Lender seeks to transfer its rights and obligations under the Finance Documents the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and its respective rights against one another shall be cancelled (being the "DISCHARGED RIGHTS AND OBLIGATIONS");

          (ii) the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

          (iii) the Facility Agent, the Arranger, the Security Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Arranger, the Security Agent and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

          (iv) the New Lender shall become a Party as a Lender.

26.5 COPY OF TRANSFER CERTIFICATE TO BORROWER

     The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

26.6 DISCLOSURE OF INFORMATION

     Any Finance Party may disclose to any of its Affiliates and any other person:

     (a) to (or through) whom that Finance Party assigns, transfers or disposes of (or may potentially assign, transfer or dispose) all or any of its rights and obligations under the Finance Documents;

     (b) with (or through) whom that Finance Party enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents including in connection with a proposed Securitisation including, but not limited to, any disclosure in a prospectus;

     (c) which is a person in whose favour that Finance Party creates Security over its rights under or in connection with the Finance Documents in connection with a proposed Securitisation;

     (d) which is an internationally recognised ratings agency where appropriate in connection with a proposed Securitisation;

     (e) which is an agent or trustee of that Finance Party where appropriate in connection with a proposed Securitisation;

     (f) who is an agent of, or professional and financial adviser to, that Finance Party or any person named in paragraphs (a) to (e) above;

     (g) to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; or

     (h)  to any potential investor;

     any information about the Borrower, the Properties and the Finance Documents as it shall consider appropriate.

26.7 SYNDICATION

     The Borrower shall provide such information and reasonable assistance to the Facility Agent and the Arranger in the preparation of any information package and the primary syndication of the Facility on an assignment basis or on a sub-participation basis, prior or after the Facility Signing Date (including, without limitation, by making senior management available for the purpose of making presentations to, or meeting, potential lending institutions) and will comply with all reasonable requests for information from potential syndicate members prior to completion of syndication.

27.  CHANGES TO THE BORROWER

     The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents without the prior written consent of the Original Lender except for any transfers of rights and obligations (Vertragsubernahme) to another member of the W.P. Carey Group.

28.  ROLE OF THE FACILITY AGENT, THE SECURITY AGENT, THE ARRANGER AND THE
     SERVICER

28.1 APPOINTMENT OF THE FACILITY AGENT AND THE SECURITY AGENT

     (a)  Each other Finance Party appoints

          (i) the Facility Agent to act as its agent and, where expressly stated in any Finance Document, its trustee under and in connection with the Finance Documents; and

          (ii) the Security Agent to act as its security agent and trustee (as far as applicable under German law as Treuhander)

     (b) Each other Finance Party authorises the Facility Agent and the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent and the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

     (c) Each Finance Party releases the Facility Agent and the Security Agent from the restrictions set out in Section 181 of the German Civil Code (Burgerliches Gesetzbuch) to the extent legally permissible.

28.2 DUTIES OF THE FACILITY AGENT AND THE SECURITY AGENT

     (a) The Facility Agent and the Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent and the Security Agent for that Party by any other Party.

     (b) Except where a Finance Document specifically provides otherwise, neither the Facility Agent nor the Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

     (c) If the Facility Agent or the Security Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

     (d) If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee, agency fee or other fee payable to a Finance Party (other than the Facility Agent, the Security Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

     (e) The Facility Agent's and the Security Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

28.3 ROLE OF THE ARRANGER

     Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

28.4 NO FIDUCIARY DUTIES

     (a) Unless otherwise expressly stated in any Finance Document, nothing in this Agreement constitutes the Facility Agent, the Security Agent or the Arranger as a trustee or fiduciary of any other person.

     (b) None of the Facility Agent, the Security Agent or the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.5 APPOINTMENT OF THE SERVICER

     (a) Not later than the Securitisation of the Loan, each Finance Party may appoint without additional costs for the Borrower the Servicer to act as loan servicer on its behalf.

     (b) Each Finance Party authorises the Servicer to act as its representative in connection with the Finance Documents and to exercise the power and authority specifically given to it under or in connection with the Finance Documents subject only to any express limitations notified to the Servicer, the Security Agent and the Facility Agent by any Lender.

     (c) The Servicer shall promptly notify the Finance Parties by not less than five (5) Business Days' notice in advance of any change in the identity or contact details of the Servicer.

28.6 DUTIES OF SERVICER

     (a) The Borrower shall be entitled to act on any instruction or notice reasonably believed to be issued by or on behalf of the Servicer as if issued by or on behalf of the Finance Parties and without prejudice to any defect in the appointment or authority of the Servicer.

     (b) A Servicer may sub-contract or otherwise delegate all or some of its authority and power.

     (c) The Borrower and the Finance Parties acknowledge the authority and power of the Servicer and of any person to whom any such authority or power is sub-contracted or delegated.

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                                                                              99


     (d) Unless otherwise notified by the Facility Agent, the Borrower shall be entitled to act on any instruction or notice reasonably believed to be issued by or on behalf of the Servicer as if issued by or on behalf of the Finance Parties without prejudice to any defect in the appointment or authority of the Servicer.

28.7 BUSINESS WITH THE BORROWER

     The Facility Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower or any of its Affiliates.

28.8 RIGHTS AND DISCRETIONS OF THE FACILITY AGENT AND THE SECURITY AGENT

     (a)  The Facility Agent and the Security Agent may rely on:

          (i) any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

          (ii) any statement made by a manager, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

     (b) Each of the Facility Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent or trustee for the Finance Parties) that:

          (i) no Default has occurred (unless it has actual knowledge of a Default arising under Clause 25.1 (Non-payment)); and

          (ii) any right, power, authority or discretion vested in any Party to a Finance Document, the Lenders or the Majority Lenders has not been exercised,

     (c) Each of the Facility Agent and the Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

     (d) Each of the Facility Agent and the Security Agent may act in relation to the Finance Documents through its personnel and agents.

     (e) Each of the Facility Agent and the Security Agent disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

     (f) Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent or the Security Agent or the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty or duty of confidentiality.

28.9 DELEGATION

     (a) The Security Agent may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents.

     (b) The delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions as the Security Agent may think fit in the interests of the Finance Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any delegate or sub-delegate.

28.10 LENDERS' INSTRUCTIONS

     (a) Unless a contrary indication appears in a Finance Document, the Facility Agent and the Security Agent shall:

          (i) exercise any right, power, authority or discretion vested in it as Facility Agent or Security Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent or Security Agent; and

          (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Lenders.

     (b) Unless a contrary indication appears in a Finance Document, any instructions given by the Lenders shall be binding on all the Finance Parties.

     (c) The Facility Agent and the Security Agent may refrain from acting in accordance with the instructions of the Lenders until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

     (d) In the absence of instructions from the Majority Lenders (or if appropriate the Lenders) each of the Facility Agent and the Security Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

     (e) Neither the Facility Agent nor the Security Agent is authorised to act on behalf of a Finance Party (without first obtaining that Finance Party's consent) in any litigation or arbitration proceedings relating to any Finance Document.

28.11 RESPONSIBILITY FOR DOCUMENTATION

     Neither the Facility Agent, nor the Security Agent, nor the Arranger:

     (a) is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Arranger, the Borrower or any other person given in or in connection with any Finance Document; or

     (b) is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

28.12 EXCLUSION OF LIABILITY

     (a) Without limiting paragraph (b) below, the Facility Agent and the Security Agent shall not be liable for any action taken by them under or in connection with any Finance Document, unless directly caused by its gross negligence, fraud or wilful misconduct.

     (b) No Party (other than the Facility Agent or, as the case may be, the Security Agent) may take any proceedings against any officer, employee or agent of the Facility Agent and the Security Agent respectively in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent and the Security Agent respectively may rely on this Clause.

     (c) Neither the Facility Agent nor the Security Agent shall be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent or the Security Agent respectively if the Facility Agent or the Security Agent respectively has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent or the Security Agent respectively for that purpose.

     (d) Nothing in this Agreement shall oblige the Facility Agent, the Security Agent or the Arranger to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent, the Security Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent, the Security Agent or the Arranger.

     (e) The Security Agent will not be liable for any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Finance Documents or the Transaction Security or otherwise, whether in accordance with an instruction from the Facility Agent or otherwise;

     (f)  The Security Agent will not be liable for:

          (i) the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, or in connection with the Finance Documents; or

          (ii) any shortfall which arises on the enforcement of Security.

28.13 LENDERS' INDEMNITY TO THE FACILITY AGENT AND THE SECURITY AGENT

     (a) Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent and the Security Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Facility Agent and/or the Security Agent (otherwise than by reason of the Facility Agent's or the Security Agent's gross negligence or wilful misconduct) in acting as Facility Agent under the Finance Documents (unless the Facility Agent and/or the Security Agent has been reimbursed by the Borrower pursuant to a Finance Document).

     (b) The Borrower shall promptly on demand by the Facility Agent reimburse each Lender for any payment made by it under paragraph (a) above.

28.14 RESIGNATION OF THE FACILITY AGENT

     (a) The Facility Agent may resign and appoint one of its Affiliates acting through an office in Germany as successor by giving notice to the other Finance Parties and the Borrower.

     (b) Alternatively the Facility Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Facility Agent.

     (c) If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within ten (10) days after notice of resignation was given, the Facility Agent (after consultation with the Borrower) may appoint a successor Facility Agent (acting through an office in Germany).

     (d) The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

     (e) The Facility Agent's resignation notice shall only take effect upon the appointment of a successor.

     (f)  Upon the appointment of a successor:

          (i) the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28; and

          (ii) the successor Facility Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

     (g) After consultation with the Borrower, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above.

28.15 RESIGNATION OF THE SECURITY AGENT

     (a) The Security Agent may resign and appoint one of its Affiliates acting through an office in Germany as successor by giving notice to the other Finance Parties and the Borrower.

     (b) Alternatively the Security Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Security Agent.

     (c) If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph (b) above within ten (10) days after notice of resignation was given, the Security Agent (after consultation with the Borrower) may appoint a successor Security Agent (acting through an office in Germany).

     (d) The retiring Security Agent shall, at its own cost, make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents.

     (e) The Security Agent's resignation notice shall only take effect upon the appointment of a successor.

     (f)  Upon the appointment of a successor:

          (i) the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28; and

          (ii) the successor Security Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

     (g) After consultation with the Borrower, the Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Security Agent shall resign in accordance with paragraph (b) above.

28.16 CONFIDENTIALITY

     (a) In acting as agent for the Finance Parties, the Facility Agent and the Security Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

     (b) If information is received by another division or department of the Facility Agent and the Security Agent respectively, it may be treated as confidential to that division or department and the Facility Agent and the Security Agent respectively shall not be deemed to have notice of it.

28.17 RELATIONSHIP WITH THE LENDERS

     (a) The Facility Agent and the Security Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five (5) Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

     (b) Each Lender shall supply the Facility Agent with any information that the Security Agent may reasonably specify (through the Facility Agent) as being necessary or desirable to enable the Security Agent to perform its functions as security agent. Each Lender shall deal with the Security Agent exclusively through the Facility Agent and shall not deal directly with the Security Agent.

28.18 CREDIT APPRAISAL BY THE LENDERS

     Without affecting the responsibility of the Borrower for information supplied by them or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent, the Security Agent and the Arranger that it has been, and shall continue to be, solely responsible (at no cost to the Borrower) for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

     (a)  the financial condition, status and nature of the Borrower;

     (b) the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

     (c) whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

     (d) the adequacy, accuracy and/or completeness of any information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

     (e) the right or title of any person in or to, or the value or sufficiency of any part of the Security Documents, the priority of any of the Security Documents or the existence of any Security affecting the Security Documents.

28.19 DEDUCTION  FROM  AMOUNTS  PAYABLE BY THE  FACILITY  AGENT AND THE SECURITY
      AGENT

     If any Party owes an amount to the Facility Agent or the Security Agent under the Finance Documents the Facility Agent or the Security Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent or the Security Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.20 ADMINISTRATION OF GERMAN SECURITY

     (a)  The Security Agent will:

          (i) hold and administer any German Security which is security assigned or otherwise transferred to it under a non accessory security right (nicht akzessorische Sicherheit) as trustee (Treuhander) for the benefit of the Finance Parties; and

          (ii) administer (verwalten) any German Security which is pledged (Verpfandung) or otherwise transferred to any or each Finance Party under an accessory security Right (akzessorische Sicherheit).

     (b) Each Finance Party authorises the Security Agent (whether or not by or through employees or agents):

          (i) to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Security Agent by the German Security Documents and this Agreement together which such powers and discretions as are reasonably incidental thereto;

          (ii) to take such action on its behalf as may, from time to time, be authorised under or in accordance with the German Security Documents and this Agreement; and

          (iii) to execute for and on its behalf any and all German Security Documents which create non-accessory (nicht akzessorisch) Security.

     (c) The Security Agent may delegate its power by way of granting a sub-power of attorney.

     (d) The Security Agent may take such action (including, without limitation, the exercise of all rights, discretions or powers and the granting of consents or releases or the engagement of a notary for execution of any documents required in notarial form) or, as the case may be, refrain from taking such action under or pursuant to the German Security Documents as the Facility Agent will specifically direct the Security Agent in writing from time to time.

     (e) Unless the Security Agent has been so directed, the Security Agent will not take any action under the German Security Documents PROVIDED THAT it may (but is not obliged to) take such action as permitted under the German Security Documents as it reasonably considers necessary or appropriate to protect the interests of the Finance Parties under the German Security Documents.

     (f)  In Clause 28.20:

          "GERMAN SECURITY" means any Security assumed or accepted by or through the Security Agent or the Finance Parties, as the case may be, pursuant to any German Security Document and held or administered by the Security Agent on behalf of or in trust for the Finance Parties under this Agreement and includes any addition, replacement or substitutions thereof.

          "GERMAN SECURITY DOCUMENT" means each Security Document governed by German law.

29.  CONDUCT OF BUSINESS BY THE FINANCE PARTIES

     No provision of this Agreement shall:

     (a) interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

     (b) oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

     (c) oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

30.  SHARING AMONG THE FINANCE PARTIES

30.1 PAYMENTS TO FINANCE PARTIES

     If a Finance Party (a "RECOVERING FINANCE PARTY") receives or recovers any amount from the Borrower other than in accordance with Clause 31 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

     (a) the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Facility Agent;

     (b) the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 31 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

     (c) the Recovering Finance Party shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the "SHARING PAYMENT") equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.5 (Partial payments).

30.2 REDISTRIBUTION OF PAYMENTS

     The Facility Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 31.5 (Partial payments).

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                                                                             108


30.3 RECOVERING FINANCE PARTY'S RIGHTS

     (a) On a distribution by the Facility Agent under Clause 30.2 (Redistribution of payments), the Recovering Finance Party shall be subrogated to the rights of the Finance Parties which have shared in the redistribution.

     (b) If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

30.4 REVERSAL OF REDISTRIBUTION

     If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

     (a) each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 30.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

     (b) that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower shall be liable to the reimbursing Finance Party for the amount so reimbursed.

30.5 EXCEPTIONS

     (a) This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.

     (b) A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

          (i) it notified that other Finance Party of the legal or arbitration proceedings; and

          (ii) the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

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31.  PAYMENT MECHANICS

31.1 PAYMENTS TO THE FACILITY AGENT

     (a) On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

     (b) Payment to the Facility Agent shall be made to the Agent's account designated SG OPER/CAF/DMT1 (account name) with the IBAN FR76 30003 07003 00301999500 79; Swift Code SOGEFRPPHCM at Societe Generale Paris with attention to Franck Halope Baptiste Duseaux/Nicolas Delestre, and reference "WP Carey/Wagon" (or such other account, in a principal financial centre in a Participating Member State, as the Facility Agent may have specified for this purpose from time to time) so as to be received by 11.00 a.m. on the due date for each such payment.

31.2 DISTRIBUTIONS BY THE FACILITY AGENT OR THE SECURITY AGENT

     Each payment received by the Facility Agent or the Security Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to the Borrower) and Clause 31.4 (Clawback), be made available by the Facility Agent or the Security Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent or the Security Agent by not less than five (5) Business Days' notice with a bank in a principal financial centre in a Participating Member State.

31.3 DISTRIBUTIONS TO THE BORROWER

     The Facility Agent may (with the consent of the Borrower or in accordance with Clause 32 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount currently due from the Borrower under the Finance Documents.

31.4 CLAWBACK

     (a) Where a sum is to be paid to the Facility Agent or the Security Agent under the Finance Documents for another Party, neither the Facility Agent nor the Security Agent is obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

     (b) If the Facility Agent or the Security Agent pays an amount to another Party and it proves to be the case that the Facility Agent or the Security Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent or the Security Agent shall on demand refund the same to the Facility Agent or the Security Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent or the Security Agent, calculated by the Facility Agent to reflect its cost of funds.

31.5 PARTIAL PAYMENTS

     (a) If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents (or the provisions of this Clause are otherwise expressed to apply to such payment), the Facility Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the order as set out in Clause 21.4 (a) (i) to (vii).

     (b) Paragraph (a) above shall override any appropriation made by the Borrower.

31.6 APPLICATION OF PROCEEDS OF SECURITY

     All moneys from time to time received or recovered by the Facility Agent or the Security Agent in connection with the realisation or enforcement of all or any part of the Transaction Security shall be held by the Security Agent on trust to apply them at such times as the Security Agent sees fit, to the extent permitted by applicable law, in the following order of priority:

     (a) in discharging costs and expenses incurred by the Security Agent (in its capacity as security Agent), any Delegate; and

     (b) in payment to the Facility Agent, on behalf of the Finance Parties, towards the discharge of all sums due and payable by the Borrower or any Shareholder under any of the Finance Documents in the order set out in Clause 21.4 (Proceeds Account).

31.7 NO SET-OFF BY THE BORROWER

     All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

31.8 BUSINESS DAYS

     (a) Save in relation to the Final Repayment Date any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same Month (if there is one) or the preceding Business Day (if there is not).

     (b) During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal at the rate payable on the original due date.

31.9 CURRENCY OF ACCOUNT

     (a) Subject to paragraphs (b) and (c) below, euro is the currency of account and payment for any sum due from the Borrower under any Finance Document.

     (b) Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

     (c) Any amount expressed to be payable in a currency other than euro shall be paid in that other currency.

31.10 CHANGE OF CURRENCY

     (a) Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

          (i) any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and

          (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

     (b) If a change in any currency of a country occurs, this Agreement shall, to the extent the Facility Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the European Interbank Market and otherwise to reflect the change in currency.

32.  SET-OFF

     A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33.  NOTICES

33.1 COMMUNICATIONS IN WRITING

     Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by a reputable overnight courier, fax or letter.

33.2 ADDRESSES

     The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

     (a) in the case where a person becomes a Party on the day on which this Agreement is entered into, that identified with its name in the Contact Detail Letter; and

     (b) in the case where a person becomes a Party after the day on which this Agreement is entered into, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party, or any substitute address, fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five (5) Business Days' notice.

33.3 DELIVERY

     (a) Any communication or document made or delivered by one person to another under or in connection with the Finance Documents shall only be effective:

          (i)  if by way of fax, when received in legible form; or

          (ii) if by way of overnight courier, when it has been left at the relevant address (Zugang), and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

     (b) All notices from or to the Borrower or any of them shall be sent through the Facility Agent.

33.4 NOTIFICATION OF ADDRESS AND FAX NUMBER

     Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 33.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

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                                                                             113


33.5 ENGLISH LANGUAGE

     (a) Any notice given under or in connection with any Finance Document must be in English.

     (b) All other documents provided under or in connection with any Finance Document must be:

          (i)  in English; or

          (ii) if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a constitutional, statutory or other official document.

34.  CONFIDENTIALITY AND PUBLICITY

     The terms and provisions contained in the Finance Documents may not be disclosed by the Borrower, the Shareholders or any Junior Creditor to any third party without the prior written consent of the Arranger.

35.  CALCULATIONS AND CERTIFICATES

35.1 ACCOUNTS

     In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

35.2 CERTIFICATES AND DETERMINATIONS

     Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

35.3 DAY COUNT CONVENTION

     Any interest, commission or fee accruing under a Finance Document shall accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the European Interbank Market differs, in accordance with that market practice.

36.  PARTIAL INVALIDITY

     If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired. The illegal, invalid or unenforceable provision shall be deemed replaced by such provision reflecting the same commercial intent of the parties which provision shall be legal, valid and enforceable in the relevant jurisdiction. This also applies in the event of gaps in the documentation (Vertragslucken).

37.  REMEDIES AND WAIVERS

     No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

38.  AMENDMENTS AND WAIVERS

38.1 FORM OF AMENDMENTS

     Changes and amendments to this Agreement including this Clause 38.2 (Required consents) shall be made in writing, unless notarial form by operation of law is required. The parties may waive this form requirement by written agreement only. No oral supplements to this Agreement have been made.

38.2 REQUIRED CONSENTS

     (a) Subject to Clause 38.3 (Exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver shall be binding on all Parties.

     (b) The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 38 (Amendments and waivers).

38.3 EXCEPTIONS

     (a) An amendment or waiver that has the effect of changing or which relates to:

          (i)  the definition of "Majority Lenders" in Clause 1.1 (Definitions);

          (ii) an extension to the date of payment of any amount under the Finance Documents;

          (iii) a reduction in the Margin or a reduction in the amount or currency of any payment of principal, interest, fee or commission payable;

          (iv) an increase in or an extension of any Commitment;

          (v) a change to the Borrower or any release from any Security constituted under the Finance Documents except as expressly contemplated by the Finance Documents;

          (vi) any provision which expressly requires the consent of all the Lenders;

          (vii) the nature or scope of the Security created under the Finance Documents or the manner in which the proceeds of enforcement of that Security are distributed;

          (viii) Clause 2.2 (Finance Parties' rights and obligations), Clause 26 (Changes to the Finance Parties) or this Clause 38 (Amendments and waivers),

          shall not be made without the prior consent of all Lenders.

     (b) An amendment or waiver which relates to the rights or obligations of the Facility Agent, the Security Agent or the Arranger may not be effected without the consent of the Facility Agent, the Security Agent or the Arranger.

     (c) An amendment to any Fee Letter may be effected by the Parties to that Fee Letter.

     (d) The Facility Agent may agree with the Borrower any amendment to or the modification of the provisions of any of the Finance Documents or any schedule thereto, which is necessary to correct a manifest error.

39.  COUNTERPARTS

     Each Finance Document may be executed in any number of counterparts, and this has the same effect as if signatures on the counterparts were on a single copy of the Finance Documents.

40.  GOVERNING LAW

     This Agreement is governed by German law.

41.  ENFORCEMENT

41.1 JURISDICTION OF GERMAN COURTS

     (a) The district court (Landgericht) in Frankfurt am Main, Germany, shall have exclusive jurisdiction in respect of any dispute arising out of or in connection with this Agreement. Deviating mandatory statutes relating to jurisdiction shall remain unaffected hereby. The Security Agent shall, however, also be entitled to take legal action against the Borrower in any other court of competent jurisdiction.

     (b) Further, the taking of proceedings against the Borrower in any one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

     (c) Without prejudice to any other mode of service allowed under any relevant law, the Borrower

          (i) irrevocably appoints Reed Smith LLP, attn: Dr. Etienne Richthammer, attorney-at-law, Theatinerstrasse 8, 80333 Munich, Germany, as its agent for service of process in relation to any proceedings before the German courts in connection with the Finance Documents;

          (ii) agrees that a failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned; and

          (iii) agrees that if the appointment of such process agent ceases to be effective in respect of the Borrower, the Borrower will immediately appoint a further person in Germany to accept service of process on its behalf in Germany and, failing such appointment within fifteen (15) days, the Security Agent shall be entitled to appoint such person by notice to the Borrower.

41.2 CONFIRMATION PURSUANT TO SECTION 8 MONEY LAUNDERING ACT

     The Borrower expressly confirms to the Finance Parties that all funds made available to it under this Agreement have been drawn for its own account and that it is the economic beneficiary within the meaning of Section 8 Money Laundering Act (Geldwaschegesetz).

THIS AGREEMENT HAS BEEN ENTERED INTO ON THE DATE STATED AT THE BEGINNING OF THIS AGREEMENT.

                                 EXECUTION PAGE
                               FACILITY AGREEMENT

BORROWER

WGN (GER) LLC

Acting through Conduit B.V.


By:
    ------------------------------------   -------------------------------------
Name:                                      Name:
Title:                                     Title:


ORIGINAL LENDER

SOCIETE GENERALE


By:
    ------------------------------------   -------------------------------------
Name:                                      Name:
Title:                                     Title:


FACILITY AGENT

SOCIETE GENERALE


By:
    ------------------------------------   -------------------------------------
Name:                                      Name:
Title:                                     Title:


ARRANGER

SOCIETE GENERALE


By:
    ------------------------------------   -------------------------------------
Name:                                      Name:
Title:                                     Title:

SECURITY AGENT

SOCIETE GENERALE (ACTING THROUGH ITS
FRANKFURT BRANCH)


By:
    ------------------------------------   -------------------------------------
Name:                                      Name:
Title:                                     Title: